UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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NORTHSTAR REALTY FINANCE CORP.
(Name of Registrant as Specified In Its Charter)

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To the Stockholders of NorthStar Realty Finance Corp.:
It is my pleasure to invite you to the 2015 annual meeting of stockholders of NorthStar Realty Finance Corp., a Maryland corporation. The annual meeting will be held at The St. Regis New York Hotel, The Library Room, 2 East 55th Street, New York, New York 10022, on May 27, 2015, beginning at 10:00 a.m., Eastern Time.
The enclosed materials include a notice of meeting, proxy statement, proxy card, self-addressed envelope and Annual Report to Stockholders for the fiscal year ended December 31, 2014.
It is important that your shares be represented at the annual meeting regardless of the size of your securities holdings. Whether or not you plan to attend the annual meeting in person, please authorize a proxy to vote your shares as soon as possible. You may authorize a proxy to vote your shares by mail, telephone or Internet. The proxy card materials provide you with details on how to authorize a proxy to vote by these three methods. If you determine to mail us your proxy, please complete, date and sign the proxy card and return it promptly in the envelope provided, which requires no postage if mailed in the United States. If you are the record holder of your shares and you attend the annual meeting, you may withdraw your proxy and vote in person, if you so choose.
We look forward to receiving your proxy and seeing you at the meeting.

Sincerely,

DAVID T. HAMAMOTO
Chairman and Chief Executive Officer

April 17, 2015
New York, New York

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 27, 2015
To the Stockholders of NorthStar Realty Finance Corp.:
The 2015 annual meeting of stockholders of NorthStar Realty Finance Corp., a Maryland corporation, or the Company, will be held at The St. Regis New York Hotel, The Library Room, 2 East 55th Street, New York, New York 10022, on May 27, 2015, beginning at 10:00 a.m., Eastern Time. The matters to be considered and voted upon by stockholders at the annual meeting, which are described in detail in the accompanying proxy statement, are:

1)
a proposal to elect as directors the five individuals nominated by our Board of Directors as set forth in the accompanying proxy statement, each to serve until the 2016 annual meeting of stockholders and until his or her successor is duly elected and qualified;

2)	a proposal to adopt a resolution approving, on a non-binding, advisory basis, named executive officer compensation as disclosed in the accompanying proxy statement;

3)	a proposal to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015; and

4)	the transaction of any other business that may properly come before the annual meeting or any postponement or adjournment of the annual meeting.
This notice is accompanied by the Company’s proxy statement, a proxy card, a self-addressed envelope and the Company’s Annual Report to Stockholders for the fiscal year ended December 31, 2014.
Stockholders of record at the close of business on April 8, 2015 will be entitled to notice of and to vote at the annual meeting. Whether or not you plan to attend the annual meeting in person, please authorize a proxy to vote your shares as soon as possible. If you are the record holder of your shares and you attend the annual meeting, you may withdraw your proxy and vote in person, if you so choose.

By Order of the Board of Directors,

RONALD J. LIEBERMAN
Executive Vice President, General Counsel and Secretary
April 17, 2015
New York, New York
OUR BOARD OF DIRECTORS URGES YOU TO AUTHORIZE A PROXY TO VOTE YOUR SHARES BY ANY OF THE THREE AVAILABLE METHODS—BY MAIL, BY TELEPHONE OR BY INTERNET. IF YOU AUTHORIZE A PROXY TO VOTE YOUR SHARES BY MAIL, PLEASE COMPLETE, SIGN, DATE AND RETURN THE PROXY CARD. YOUR VOTE IS IMPORTANT!
Stockholders are invited to visit the Corporate Governance section of our website at www.nrfc.com.

____________________________

NorthStar Realty Finance Corp.
399 Park Avenue, 18th Floor
New York, New York 10022
(212) 547-2600
____________________________

PROXY STATEMENT
____________________________

FOR THE 2015 ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 27, 2015
____________________________

i

GENERAL INFORMATION CONCERNING SOLICITATION AND VOTING
This proxy statement, the accompanying proxy card and the notice of annual meeting are provided in connection with the solicitation of proxies by and on behalf of the board of directors, or our Board, of NorthStar Realty Finance Corp., a Maryland corporation, or the Company, for use at the 2015 annual meeting of stockholders to be held at The St. Regis New York Hotel, The Library Room, 2 East 55th Street, New York, New York 10022, on May 27, 2015, at 10:00 a.m., Eastern Time, and any postponements or adjournments thereof.
We are a diversified commercial real estate company. We invest in multiple asset classes across commercial real estate, or CRE, that we expect will generate attractive risk-adjusted returns and may take the form of acquiring real estate, originating or acquiring senior or subordinate loans, as well as pursuing opportunistic CRE investments, both in the United States and internationally. We seek to generate stable cash flow for distribution to our stockholders through our diversified portfolio of global commercial real estate assets and in turn build long-term franchise value. We completed our initial public offering in October 2004 and we conduct our operations so as to continue to qualify as a real estate investment trust, or REIT, for U.S. federal income tax purposes. Substantially all of the Company’s assets, directly or indirectly, are held by, and the Company conducts its operations, directly or indirectly, through NorthStar Realty Finance Limited Partnership, a Delaware limited partnership and the operating partnership of the Company, or our Operating Partnership. In connection with the spin-off of our asset management business, we effected a one-for-two reverse stock split of our common stock and all share and per share amounts have been retrospectively adjusted to reflect the reverse stock split of our common stock.
Effective June 30, 2014, we became externally managed and advised by an affiliate of NorthStar Asset Management Group Inc. (NYSE: NSAM), or NSAM. On February 26, 2015, our Board announced a plan to spin-off our European real estate business into a newly-formed, publicly traded REIT, NorthStar Realty Europe Corp., which is expected to be listed on the the New York Stock Exchange and potentially in Europe. The proposed European spin is expected to occur in the second half of 2015.
The mailing address of our executive office is 399 Park Avenue, 18th Floor, New York, New York 10022. This proxy statement, the accompanying proxy card and the notice of annual meeting are first being mailed to holders of our common stock, par value $0.01 per share, on or about April 17, 2015. Our common stock is the only security entitled to vote at the annual meeting and we refer to our common stock in this proxy statement as our voting securities. Along with this proxy statement, we are also sending our Annual Report to Stockholders for the fiscal year ended December 31, 2014.
A proxy may confer discretionary authority to vote with respect to any matter presented at the annual meeting. As of the date of this proxy statement, management has no knowledge of any business that will be presented for consideration at the annual meeting and that would be required to be set forth in this proxy statement or the related proxy card other than the matters set forth in the accompanying notice of annual meeting of stockholders. If any other matter is properly presented at the annual meeting for consideration, it is intended that the persons named in the enclosed proxy card and acting thereunder will vote in accordance with their discretion on any such matter.
Grant Thornton LLP, an independent registered public accounting firm, has provided services to us during the past fiscal year, which included the examination of our Annual Report on Form 10-K, review of our quarterly reports on Form 10-Q and review of registration statements and other filings with the United States Securities and Exchange Commission, or the SEC. A representative of Grant Thornton LLP is expected to be present at the annual meeting, will be available to respond to appropriate questions from our stockholders and will be given an opportunity to make a statement if he or she desires to do so.
Matters to be Considered and Voted Upon at the Annual Meeting
At the annual meeting, our stockholders will consider and vote upon:

1)
a proposal to elect as directors the five individuals nominated by our Board as set forth in this proxy statement, each to serve until the 2016 annual meeting of stockholders and until his or her successor is duly elected and qualified;

2)	a proposal to adopt a resolution approving, on a non-binding, advisory basis, named executive officer compensation as disclosed in this proxy statement;

3)	a proposal to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015; and

4)	the transaction of any other business that may properly come before the annual meeting or any postponement or adjournment of the annual meeting.

Solicitation of Proxies
Your proxy is being solicited by and on behalf of our Board. The expense of preparing, printing and mailing this proxy statement and the proxies solicited hereby will be borne by us. In addition to the use of the mail, proxies may be solicited by officers and directors, without additional remuneration, by personal interview, telephone, electronic communications or otherwise. We will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of common stock held of record as of the close of business on April 8, 2015 and will provide reimbursement for the cost of forwarding the materials.
In addition, we engaged MacKenzie Partners, Inc. to assist in soliciting proxies from brokers, banks and other nominee holders of our shares of common stock at a cost of $12,500, plus reasonable out-of-pocket expenses.
Stockholders Entitled To Vote
As of the close of business on April 8, 2015, there were 346,843,716 shares of our common stock outstanding and entitled to vote. Each share of our common stock entitles the holder to one vote. Common stockholders of record at the close of business on April 8, 2015 are entitled to vote at the annual meeting or any postponement or adjournment thereof.
Abstentions and Broker Non-Votes
If you hold your shares in street name and do not provide voting instructions to your bank, broker or other nominee, your shares will not be voted on any proposal on which your broker or other nominee does not have discretionary authority to vote under the rules of the New York Stock Exchange, or the NYSE, and therefore will be considered to be “broker non-votes.” Abstentions and broker non-votes, if any, will be counted as present at the meeting for the purpose of determining a quorum. Your bank, broker or other nominee does not have discretionary authority to vote your shares on the election of directors or the adoption of a resolution approving, on a non-binding, advisory basis, named executive officer compensation if your bank, broker or other nominee does not receive voting instructions from you.
Required Quorum/Vote
A quorum will be present if stockholders entitled to cast a majority of all the votes entitled to be cast at the annual meeting are present, in person or by proxy. If you hold your shares in your own name as holder of record and return a valid proxy, authorize your proxy by phone or internet or attend the annual meeting in person, your shares will be counted for the purpose of determining whether there is a quorum. If a quorum is not present, the annual meeting may be adjourned by the chairman of the meeting to a time and date not more than 120 days after the original record date without notice other than announcement at the meeting.
Election of the director nominees named in Proposal No. 1 requires the affirmative vote of a plurality of all the votes cast in the election of directors at the annual meeting by holders of our voting securities. The candidates receiving the highest number of affirmative votes will be elected directors. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of each of our Board’s nominees named in Proposal No. 1. Votes may be cast in favor of or withheld with respect to all of the director nominees or any one or more of them. Votes “withheld” and broker non-votes, if any, will not be counted as votes cast and will have no effect on the outcome of the vote on the election of directors. Stockholders may not cumulate votes in the election of directors.
Approval, on a non-binding, advisory basis, of the compensation of our named executive officers, as specified in Proposal No. 2, requires the affirmative vote of a majority of the votes cast on the proposal at the annual meeting by holders of our voting securities. Abstentions and broker non-votes, if any, will not be counted as votes cast and will have no effect on the outcome of the vote on this proposal.
Ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm for fiscal year 2015, as specified in Proposal No. 3, requires the affirmative vote of a majority of the votes cast on the proposal at the annual meeting by holders of our voting securities. Abstentions, if any, will not be counted as votes cast and will have no effect on the outcome of the vote on this proposal. Broker non-votes will not arise in connection with, and will have no effect on the outcome of, this proposal because brokers may vote in their discretion on behalf of clients who have not furnished voting instructions. If this selection is not ratified by holders of our voting securities, the Audit Committee of the Board, or the Audit Committee, may, but need not, reconsider its appointment and endorsement. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of the Company.

If the enclosed proxy is properly executed and returned to us in time to cast the votes represented by such shares at the annual meeting, it will be voted as specified on the proxy unless it is properly revoked prior thereto. If no specification is made on the proxy as to any one or more of the proposals, the shares of our voting securities represented by the proxy will be voted as follows:

1)	FOR the election of all five nominees for director nominated by our Board;

2)	FOR the adoption of a resolution approving, on a non-binding, advisory basis, named executive officer compensation as disclosed in this proxy statement;

3)	FOR the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015; and

4)	in the discretion of the proxy holder on the transaction of any other business that properly comes before the annual meeting or any postponement or adjournment thereof.
As of the date of this proxy statement, we are not aware of any other matter to be raised at the annual meeting.
Voting
If you hold your shares of our voting securities in your own name as a holder of record, you may instruct the proxies to vote your shares as follows:

•
Telephone—you can authorize your proxy by telephone by calling 1-(800)-proxies (1-800-776-9437) if you are located in the United States, or 1-718-921-8200 if you are located in a foreign country, and following the instructions on the proxy card. The authorization of your proxy by telephone is available 24 hours a day. To be valid, an authorization by telephone must be received by 11:59 p.m. (Eastern Time) on May 26, 2015;

•
Internet—you can authorize your proxy over the Internet at www.voteproxy.com by following the instructions on the proxy card. To be valid, authorization via the Internet must be received by 11:59 p.m. (Eastern Time) on May 26, 2015; or

•	Mail—you can authorize your proxy by mail by signing, dating and mailing the enclosed proxy card. To be valid, authorization by mail must be received by 5:00 p.m. (Eastern Time) on May 26, 2015.
In addition, if you are a stockholder of record on the record date, you may vote your shares of our voting securities in person at the annual meeting.
If your shares of our voting securities are held on your behalf by a broker, bank or other nominee, you will receive instructions from such individual or entity that you must follow in order to have your shares voted at the annual meeting. Telephone and Internet voting also will be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you plan to vote your shares in person at the annual meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the meeting in order to vote.
Right to Revoke Proxy
If you hold shares of our voting securities in your own name as a stockholder of record, you may revoke your proxy instructions through any of the following methods:

•	authorize a new proxy via telephone or Internet that is received by 11:59 p.m. (Eastern Time) on May 26, 2015;

•	send written notice of revocation to our General Counsel at 399 Park Avenue, 18th Floor, New York, New York 10022, which notice must be received by 5:00 p.m. (Eastern Time) on May 26, 2015;

•	sign and mail a new, later-dated proxy card to our General Counsel at the address specified above, which proxy card must be received by 5:00 p.m. (Eastern Time) on May 26, 2015; or

•	attend the annual meeting and vote your shares in person.
Only the most recent proxy will be counted and all others will be disregarded regardless of the method by which the proxy was authorized. If shares of our voting securities are held on your behalf by a broker, bank or other nominee, you must contact it to receive instructions as to how you may revoke your proxy instructions.

Copies of Annual Report to Stockholders
A copy of our Annual Report to Stockholders for the fiscal year ended December 31, 2014 is being mailed with these proxy materials to stockholders entitled to vote at the annual meeting and is also available without charge to stockholders upon written request to: NorthStar Realty Finance Corp., 399 Park Avenue, 18th Floor, New York, New York 10022, Attn: General Counsel.
Annual Report and Quarterly Reports
We make available free of charge through our website at www.nrfc.com under the heading “Investor Relations—SEC Filings” our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. Further, we will provide, without charge to each stockholder upon written request, a copy of our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to those reports. Requests for copies should be addressed to: NorthStar Realty Finance Corp., 399 Park Avenue, 18th Floor, New York, New York 10022, Attn: General Counsel. Copies may also be accessed electronically by means of the SEC home page on the Internet, at www.sec.gov. Neither our Annual Report on Form 10-K, nor our Annual Report to Stockholders, each for the fiscal year ended December 31, 2014, is part of these proxy solicitation materials.
Householding Information
We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record who have received 60-days’ prior notice from us or their broker and have the same last name and address will receive only one copy of our Annual Report to Stockholders for the fiscal year ended December 31, 2014, unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees. Also, householding will not in any way affect dividend check mailings.
If you participate in householding and wish to receive a separate copy of our Annual Report to Stockholders for the fiscal year ended December 31, 2014, please request a copy in writing from NorthStar Realty Finance Corp., 399 Park Avenue, 18th Floor, New York, New York 10022, Attn: General Counsel or by phone by calling (212) 547-2600, and a copy will be provided to you promptly.
If you do not wish to continue participating in householding and prefer to receive separate copies of future annual reports to stockholders and other stockholder communications or you have the same last name and address as another stockholder and do not participate in householding, but wish to do so, notify our General Counsel in writing at the following address: NorthStar Realty Finance Corp., 399 Park Avenue, 18th Floor, New York, New York 10022, Attn: General Counsel or by phone by calling (212) 547-2600.
Voting Results
American Stock Transfer & Trust Company, LLC will have a representative present at the annual meeting to count the votes and act as the Inspector of Election. We will publish the voting results in a Current Report on Form 8-K, which we plan to file with the SEC within four business days of the annual meeting.
Confidentiality of Voting
We will keep all proxies, ballots and voting tabulations confidential. We will permit only our Inspector of Election, American Stock Transfer & Trust Company, LLC, to examine these documents, except as necessary to meet applicable legal requirements.
Recommendations of our Board
Our Board recommends a vote:

1)	FOR the election of all five nominees for director nominated by our Board;

2)	FOR the adoption of a resolution approving, on a non-binding, advisory basis, named executive officer compensation as disclosed in this proxy statement;

3)	FOR the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015; and

4)	in the discretion of the proxy holder on the transaction of any other business that properly comes before the annual meeting or any postponement or adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the 2015 Annual Meeting of Stockholders to be Held on May 27, 2015.
The Company’s Proxy Statement for the 2015 Annual Meeting of Stockholders and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 are available at https://www.amstock.com/proxyservices/viewmaterial.asp?conumber=19495.
BOARD OF DIRECTORS
General
Our Board presently consists of five members. At the annual meeting, stockholders will vote on the election of Messrs. David T. Hamamoto, Wesley D. Minami, Louis J. Paglia and Charles W. Schoenherr and Ms. Judith A. Hannaway, for a term ending at the 2016 annual meeting of stockholders and until their successors are duly elected and qualified.
The director nominees listed below are leaders in business as well as in the real estate and financial communities because of their intellectual acumen and analytic skills, strategic vision and their records of outstanding accomplishments over several decades. Each has been chosen to stand for re-election in part because of his or her ability and willingness to understand our unique position and evaluate and implement our strategies.
Set forth below is each director nominee’s name and age as of the date of this proxy statement and his or her principal occupation, business history and public company directorships held during the past five years. Also set forth below are the specific experience, qualifications, attributes and skills of the director nominees that led our Board to conclude that each such person should serve as a director of the Company. Each of our director nominees currently serves on our Board and was elected by the stockholders at the 2014 annual meeting of stockholders.
Current Directors Who are Nominees for Election or Re-election

Name	Age
David T. Hamamoto	55
Judith A. Hannaway	63
Wesley D. Minami	58
Louis J. Paglia	57
Charles W. Schoenherr	55
David T. Hamamoto.  Mr. Hamamoto has been our Chairman since October 2007 and has served as one of our directors since October 2003. Mr. Hamamoto has been our Chief Executive Officer since October 2004 and was our President from October 2004 to April 2011. Mr. Hamamoto also serves as Chairman and Chief Executive Officer of NSAM, a position he has held since January 2014. Mr. Hamamoto also serves as Chairman of NorthStar Real Estate Income Trust, Inc., or NorthStar Income, a public non-traded REIT originally sponsored by us, a position he has held since February 2009, and served as its Chief Executive Officer from February 2009 until January 2013. Mr. Hamamoto also served as Chairman of NorthStar Healthcare Income, Inc., or NorthStar Healthcare, a second public non-traded REIT originally sponsored by us, from January 2013 until January 2014. Mr. Hamamoto also serves as Chairman of NorthStar Real Estate Income II, Inc., or NorthStar Income II, a third public non-traded REIT originally sponsored by us, a position he has held since December 2012. Mr. Hamamoto further serves as Co-Chairman of NorthStar/RXR New York Metro Income, Inc., or NorthStar/RXR New York Metro, a public non-traded REIT co-sponsored by NSAM, a position he has held since March 2014. Additionally, Mr. Hamamoto serves as a member of the advisory committee of RXR Realty, LLC, or RXR Realty, a leading real estate operating and investment management company focused on high-quality real estate investments in the New York Tri-State area and the co-sponsor of NorthStar/RXR New York Metro, a position he has held since December 2013. Mr. Hamamoto also serves as a member of the executive committee of Island Hospitality Management Inc., a position he has held since January 2015. Mr. Hamamoto served as Executive Chairman from March 2011 until November 2012, and as Chairman, from February 2006 until March 2011, of the board of directors of Morgans Hotel Group Co. (NASDAQ: MHGC). In July 1997, Mr. Hamamoto co-founded NorthStar Capital Investment Corp., the predecessor to the Company, for which he served as Co-Chief Executive Officer until October 2004. From 1983 to 1997, Mr. Hamamoto worked for Goldman, Sachs & Co. where he was co-head of the Real Estate Principal Investment Area and general partner of the firm between 1994 and 1997. During

Mr. Hamamoto’s tenure at Goldman, Sachs & Co., he initiated the firm’s effort to build a real estate principal investment business under the auspices of the Whitehall Funds. Mr. Hamamoto holds a Bachelor of Science from Stanford University in Palo Alto, California and a Master of Business Administration from the Wharton School of Business at the University of Pennsylvania in Philadelphia, Pennsylvania.
Consideration for Recommendation:  As a founder of the Company, Mr. Hamamoto offers our Board an intuitive perspective of the business and operations of the Company as a whole. Mr. Hamamoto also has significant experience in all aspects of the commercial real estate markets, which he gained initially as co-head of the Real Estate Principal Investment Area at Goldman, Sachs & Co. Mr. Hamamoto is able to draw on his extensive knowledge to develop and articulate sustainable initiatives, operational risk management and strategic planning, which qualify him to serve as a director of the Company.
Judith A. Hannaway.  Ms. Hannaway has been one of our directors since September 2004. Ms. Hannaway also serves as a director of NSAM, a position she has held since June 2014. During the past five years, Ms. Hannaway has acted as a consultant to various financial institutions. Prior to acting as a consultant, Ms. Hannaway was previously employed by Scudder Investments, a wholly-owned subsidiary of Deutsche Bank Asset Management, as a Managing Director. Ms. Hannaway joined Scudder Investments in 1994 and was responsible for Special Product Development including closed-end funds, off shore funds and REIT funds. Prior to joining Scudder Investments, Ms. Hannaway was employed by Kidder Peabody as a Senior Vice President in Alternative Investment Product Development. She joined Kidder Peabody in 1980 as a Real Estate Product Manager. Ms. Hannaway holds a Bachelor of Arts from Newton College of the Sacred Heart and a Master of Business Administration from Simmons College Graduate Program in Management.
Consideration for Recommendation:  Ms. Hannaway has had significant experience at major financial institutions and has broad ranging financial services expertise and experience in the areas of financial reporting, risk management and alternative investment products. Ms. Hannaway’s financial-related experience qualifies her to serve as a director of the Company.
Wesley D. Minami.  Mr. Minami has been one of our directors since September 2004. Mr. Minami also serves as a director of NSAM, a position he has held since June 2014. Mr. Minami serves as Principal of Billy Casper Golf LLC, a position he has held since March 2012, and served as its President from 2003 until March 2012. From 2001 to 2002, he served as President of Charles E. Smith Residential Realty, Inc., a REIT that was listed on the NYSE. In this capacity, Mr. Minami was responsible for the development, construction, acquisition and property management of over 22,000 high-rise apartments in five major U.S. markets. He resigned from this position after completing the transition and integration of Charles E. Smith Residential Realty, Inc. from an independent public company to a division of Archstone-Smith Trust, an apartment company that was listed on the NYSE. From 1997 to 2001, Mr. Minami worked as Chief Financial Officer and then Chief Operating Officer of Charles E. Smith Residential Realty, Inc. Prior to 1997, Mr. Minami served in various financial service capacities for numerous entities, including Ascent Entertainment Group, Comsat Corporation, Oxford Realty Services Corporation and Satellite Business Systems. Mr. Minami holds a Bachelor of Arts in Economics, with honors, from Grinnell College and a Master of Business Administration in Finance from the University of Chicago.
Consideration for Recommendation:  Mr. Minami, who has served as president of a publicly traded REIT, chief financial officer and chief operating officer of a real estate company and in various financial service capacities, brings corporate finance, operations, public company and executive leadership expertise to our Board. Mr. Minami’s diverse experience, real estate background and understanding of financial statements qualify him to serve as a director of the Company.
Louis J. Paglia.  Mr. Paglia has been one of our directors since February 2006. Mr. Paglia also serves as a director of NSAM, a position he has held since June 2014, and Arch Capital Group Ltd. (NASDAQ: ACGL), a position he has held since July 2014. Mr. Paglia founded Customer Choice LLC in April 2010, a data analytics company serving the electric utility industry. From April 2002 to March 2006, Mr. Paglia was the Executive Vice President of UIL Holdings Corporation, an electric utility, contracting and energy infrastructure company. Mr. Paglia was also President of UIL Holdings’ investment subsidiaries. From July 2002 through April 2005, Mr. Paglia also served as UIL Holdings’ Chief Financial Officer. From 1999 to 2001, Mr. Paglia was Executive Vice President and Chief Financial Officer of eCredit.com, a credit evaluation software company. Prior to 1999, Mr. Paglia served as the Chief Financial Officer for TIG Holdings Inc. and Emisphere Technologies, Inc. Mr. Paglia received a Bachelor of Science from Massachusetts Institute of Technology and a Master of Business Administration from the Wharton School of Business at the University of Pennsylvania.
Consideration for Recommendation: Mr. Paglia brings a career of broad ranging financial expertise, having held several chief financial officer positions, including at three public companies. Mr. Paglia’s extensive accounting, finance and risk management expertise qualify him to serve as a director of the Company.
Charles W. Schoenherr. Mr. Schoenherr has been one of our directors since June 2014. Mr. Schoenherr also serves as an independent director and a member of the audit committee of each of NorthStar Income and NorthStar Income II, positions he has held since January

2010 and December 2012, respectively. Mr. Schoenherr is a Managing Director of Waypoint Residential, LLC which invests in multifamily properties in the Sunbelt, a position he has held since October 2011, and is responsible for sourcing acquisition opportunities and raising capital. From January 2011 through December 2013, Mr. Schoenherr served as Chief Investment Officer of Broadway Partners Fund Manager, LLC, a private real estate investment and management firm that invests in office buildings across the United States. From June 2009 until January 2011, Mr. Schoenherr served as President of Scout Real Estate Capital, LLC, a full service real estate firm that focuses on acquiring, developing and operating hospitality assets, where he was responsible for managing the company’s properties and originating new acquisition and asset management opportunities. Prior to joining Scout Real Estate Capital, LLC, Mr. Schoenherr was the managing partner of Elevation Capital, LLC, where he advised real estate clients on debt and equity restructuring and performed due diligence and valuation analysis on new acquisitions between November 2008 and June 2009. Between September 1997 and October 2008, Mr. Schoenherr served as Senior Vice President and Managing Director of Lehman Brothers’ Global Real Estate Group, where he was responsible for originating debt, mezzanine and equity transactions on all major property types throughout the United States. During his career he has also held senior management positions with GE Capital Corporation, GE Investments, Inc. and KPMG LLP, where he also practiced as a certified public accountant. Mr. Schoenherr also currently serves on the Board of Trustees of Iona College and is on its Real Estate and Investment Committees. Mr. Schoenherr holds a Bachelor of Business Administration in Accounting from Iona College and a Master of Business Administration in Finance from the University of Connecticut.
Consideration for Recommendation: Mr. Schoenherr’s knowledge of the real estate investment and finance industries, including extensive experience originating debt, mezzanine and equity transactions, qualify him to serve as a director of the Company.
Corporate Governance Profile
We are committed to good corporate governance practices and, as such, we have adopted the corporate governance guidelines and codes of ethics discussed below to enhance our effectiveness.
Code of Ethics for Senior Financial Officers
We adopted a code of ethics for senior financial officers applicable to our Chief Executive Officer, Chief Financial Officer and all other senior financial officers of the Company. The code is available on our website at www.nrfc.com under the heading “Investor Relations—Corporate Governance.” Amendments to, and waivers from, the code of ethics for senior financial officers will be disclosed on our website at www.nrfc.com under the heading “Investor Relations—Corporate Governance.”
Code of Business Conduct and Ethics
We adopted a code of business conduct and ethics relating to the conduct of our business by our employees, officers and directors. We intend to maintain high standards of ethical business practices and compliance with all laws and regulations applicable to our business, including those relating to doing business outside the United States. Specifically, among other things, our code of business conduct and ethics prohibits employees from providing gifts, meals or anything of value to government officials or employees or members of their families without prior written approval from the Company’s General Counsel. The code is available on our website at www.nrfc.com under the heading “Investor Relations—Corporate Governance” and is also available without charge to stockholders upon written request to: NorthStar Realty Finance Corp., 399 Park Avenue, 18th Floor, New York, New York 10022, Attn: General Counsel.
Corporate Governance Guidelines
We adopted corporate governance guidelines to assist our Board in the exercise of its responsibilities. The corporate governance guidelines govern, among other things, Board composition, Board member qualifications, responsibilities and education, management succession and self-evaluation. In addition, our corporate governance guidelines provide that in any non-contested election of directors, any director nominee who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall promptly tender his or her offer to resign to the Board for its consideration. The Nominating and Corporate Governance Committee will consider such offer and recommend to the Board whether to accept the offer to resign. No later than the next regularly scheduled Board meeting to be held at least ten days after the date of the election, the Board will decide whether to accept the offer to resign. The Board will promptly and publicly disclose its decision, which may be on the Company's website or by other means. If the resignation is not accepted, the director will continue to serve until the next annual meeting of stockholders and until the director’s successor is duly elected and qualified or until the director’s earlier resignation or removal. The Nominating and Corporate Governance Committee and the Board may consider any factors they deem relevant in deciding whether to accept a director’s resignation. A copy of our corporate governance guidelines may be found on our website at www.nrfc.com under the heading “Investor Relations—Corporate Governance” and are also available without charge to stockholders upon written request to: NorthStar Realty Finance Corp., 399 Park Avenue, 18th Floor, New York, New York 10022, Attn: General Counsel.

Board Committees
Our Board has appointed an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee and each of these standing committees has adopted a committee charter. Each of these committees is composed exclusively of independent directors, as defined by the listing standards of the NYSE. Moreover, the Compensation Committee is composed exclusively of individuals referred to as “non-employee directors” in Rule 16b-3 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and “outside directors” in Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code.
During the year ended December 31, 2014, our Board met on twenty-four occasions. Each director then serving attended at least 75% of the aggregate number of meetings of our Board and of all committees on which he or she served.
The following table shows the current membership of the various committees:

Audit	Compensation	Nominating and Corporate Governance
Louis J. Paglia^*	Charles W. Schoenherr*	Wesley D. Minami*
Wesley D. Minami^	Judith A. Hannaway	Judith A. Hannaway
Charles W. Schoenherr	Louis J. Paglia	Charles W. Schoenherr
____________
*    Denotes Chairperson
^    Denotes Audit Committee Financial Expert
Audit Committee
The Audit Committee held seven meetings in 2014. Its report is included later within this proxy statement. Our Board has determined that all three members of the Audit Committee are independent and financially literate under the rules of the NYSE and that at least two members, Mr. Paglia, who chairs the Audit Committee, and Mr. Minami, are “audit committee financial experts,” as that term is defined by the SEC. The Audit Committee is responsible for, among other things, engaging an independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and assisting our Board in its oversight of our internal controls over financial reporting.
A copy of the Audit Committee charter is available on our website at www.nrfc.com under the heading “Investor Relations—Corporate Governance” and is also available without charge to stockholders upon written request to: NorthStar Realty Finance Corp., 399 Park Avenue, 18th Floor, New York, New York 10022, Attn: General Counsel.
Compensation Committee
The Compensation Committee held ten meetings in 2014. Its report is included later within this proxy statement. Our Board has determined that all members of the Compensation Committee are independent under the rules of the NYSE. Mr. Schoenherr chairs the Compensation Committee. The Compensation Committee is responsible for, among other things, determining compensation for our executive officers, administering and monitoring our equity compensation plans, evaluating the performance of our executive officers and producing an annual report on executive compensation for inclusion in our annual meeting proxy statement. The Compensation Committee may delegate some or all of its duties to a subcommittee comprising one or more members of the Compensation Committee. The Compensation Committee reviews and approves proposals made by our Chief Executive Officer regarding total compensation of senior executives.
A copy of the Compensation Committee charter is available on our website at www.nrfc.com under the heading “Investor Relations—Corporate Governance” and is also available without charge to stockholders upon written request to: NorthStar Realty Finance Corp., 399 Park Avenue, 18th Floor, New York, New York 10022, Attn: General Counsel.

Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee held six meetings in 2014. Our Board has determined that all members of the Nominating and Corporate Governance Committee are independent under the rules of the NYSE. Mr. Minami chairs the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for, among other things, seeking, considering and recommending to our Board qualified candidates for election as directors and recommending a slate of nominees for election as directors at the annual meeting. It also periodically prepares and submits to our Board for adoption the Nominating and Corporate Governance Committee’s selection criteria for director nominees. It reviews and makes recommendations on matters involving the general operation of our Board and our corporate governance, and annually recommends to our Board nominees for each committee of our Board. In addition, the Nominating and Corporate Governance Committee annually facilitates the assessment of our Board’s performance as a whole and of the individual directors and reports thereon to our Board.
A copy of the Nominating and Corporate Governance Committee charter is available on our website at www.nrfc.com under the heading “Investor Relations—Corporate Governance” and is also available without charge to stockholders upon written request to: NorthStar Realty Finance Corp., 399 Park Avenue, 18th Floor, New York, New York 10022, Attn: General Counsel.
Compensation Committee Interlocks and Insider Participation
There are no Compensation Committee interlocks or employee participation on the Compensation Committee.
Director Independence
Of our five directors being nominated for re-election, four have been determined by our Board to be independent for purposes of the NYSE listing standards. In determining director independence, our Board reviewed, among other things, any transactions or relationships that exist currently or that have existed since our incorporation, between each director and the Company and its subsidiaries, affiliates and equity investors or independent auditors. In particular, our Board reviewed current or recent business transactions or relationships or other personal relationships between each director and the Company, including such director’s immediate family and companies owned or controlled by the director or with which the director was affiliated. The purpose of this review was to determine whether any such transactions or relationships failed to meet any of the objective tests promulgated by the NYSE for determining independence or were otherwise sufficiently material as to be inconsistent with a determination that the director is independent. Our Board also examined whether there were any transactions or relationships between each director and members of our senior management or our affiliates.
As a result of its review, our Board affirmatively determined that Messrs. Minami, Paglia and Schoenherr and Ms. Hannaway are independent under the NYSE listing standards.
Board Leadership Structure; Meetings of Independent Directors
Our Board believes it is important to select its Chairman and the Company’s Chief Executive Officer in the manner it considers to be in the best interests of the Company at any given point in time. The members of our Board possess considerable business experience and in-depth knowledge of the issues the Company faces, and are therefore in the best position to evaluate the needs of the Company and how best to organize the Company’s leadership structure to meet those needs. Accordingly, the Chairman and Chief Executive Officer positions may be filled by one individual or by two different individuals. After careful consideration, our Board believes that the most effective leadership structure for the Company at this time is for Mr. Hamamoto to serve as both our Chairman and Chief Executive Officer. Mr. Hamamoto’s combined role as Chairman and Chief Executive Officer creates a firm link between management and our Board and provides unified leadership for carrying out the Company’s strategic initiatives and business plans. Our Board continually evaluates the Company’s leadership structure and could in the future decide not to combine the Chairman and Chief Executive Officer positions if it believes that doing so would serve the best interests of the Company.
To promote the independence of our Board and appropriate oversight of management, the independent directors select a Lead Non-Management Director, currently Mr. Minami, to facilitate free and open discussion and communication among the independent directors of our Board and management. The Lead Non-Management Director presides at all executive sessions at which only non-management directors are present. These meetings are held in conjunction with the regularly scheduled quarterly meetings of our Board, but may be called at any time by our Lead Non-Management Director or any of our other independent directors. In 2014, our independent directors met eight times in executive session without management present following Board meetings and met outside of regularly scheduled Board meetings on a number of occasions. Our Lead Non-Management Director sets the agenda for these meetings and discusses issues that arise during those meetings with our Chairman. Our Lead Non-Management Director also discusses with our Chairman and Secretary Board meeting agendas and may request the inclusion of additional agenda items for meetings of our Board. It is expected, as provided in our corporate governance guidelines, that the individual who serves as the Lead Non-Management Director shall rotate every two years.
Communications with Directors
Our Board has established a process to receive communications from interested parties, including stockholders. Interested parties may contact the Lead Non-Management Director, any member or all members of our Board by mail. To communicate with our Board, any individual director or any group or committee of directors, correspondence should be addressed to our Board or any such individual director or group or committee of directors by either name or title. All such correspondence should be sent in care of our General Counsel at NorthStar Realty Finance Corp., 399 Park Avenue, 18th Floor, New York, New York 10022.
All communications received as set forth in the preceding paragraph will be opened by the office of our General Counsel for the sole purpose of determining whether the contents represent a message to our directors. Any contents that are not in the nature of advertising, promotions of a product or service or patently offensive material will be forwarded promptly to the addressee. In the case of communications to our Board or any group or committee of directors, the office of the General Counsel will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope is addressed.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than 10% of a registered class of our equity securities to file reports of beneficial ownership of such securities on Forms 3, 4 and 5 with the SEC. Officers, directors and persons who own more than 10% of a registered class of our equity securities are required to furnish us with copies of all Forms 3, 4 and 5 that they file. Based solely on our review of the copies of such forms we received or written representations from certain reporting persons that no filings on such forms were required for those persons, we believe that all such filings required to be made during and with respect to the fiscal year ended December 31, 2014 by Section 16(a) of the Exchange Act were timely made.
Director Nomination Procedures
The Nominating and Corporate Governance Committee generally believes that, at a minimum, candidates for membership on our Board should have demonstrated an ability to make a meaningful contribution to our Board’s oversight of our business and affairs and have a record and reputation for honest and ethical conduct. The Nominating and Corporate Governance Committee recommends director nominees to our Board based on, among other things, its evaluation of a candidate’s experience and skills, relevant industry background and knowledge, integrity, ability to make independent analytical inquiries and a willingness to devote adequate time and effort to Board responsibilities. In addition to the criteria set forth above, when identifying and selecting nominees for our Board, the Nominating and Corporate Governance Committee does not have a specific diversity policy with respect to the director nomination process, but strives to create diversity in perspective, background and experience in our Board as a whole and seeks to have our Board nominate candidates who have such diverse perspectives, backgrounds and experiences.
In the future, the Nominating and Corporate Governance Committee intends to identify potential nominees by asking current directors and executive officers to notify the committee if they become aware of persons who meet the criteria described above. The Nominating and Corporate Governance Committee also, from time-to-time, may engage firms, at our expense, that specialize in identifying director candidates. As described below, the Nominating and Corporate Governance Committee will also consider candidates recommended by stockholders.
The Nominating and Corporate Governance Committee anticipates that once a person has been identified as a potential candidate, the Nominating and Corporate Governance Committee will collect and review publicly-available information regarding such person to assess whether the person should be considered further. If the Nominating and Corporate Governance Committee determines that the candidate warrants further consideration, the chairman or another member of the Nominating and Corporate Governance Committee will contact the person. If the person expresses a willingness to be considered and to serve on our Board, the Nominating and Corporate Governance Committee will request information from the candidate, review the person’s accomplishments and qualifications, including in light of any other candidates that the Nominating and Corporate Governance Committee might be considering and conduct one or more interviews with the candidate. In certain instances, members of the Nominating and Corporate Governance Committee may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments.
The Nominating and Corporate Governance Committee will consider written recommendations from stockholders of potential director candidates that have followed the procedures for nominating directors set forth in our Amended and Restated Bylaws, or our bylaws.

Such recommendations should be submitted to the Nominating and Corporate Governance Committee in care of our General Counsel at NorthStar Realty Finance Corp., 399 Park Avenue, 18th Floor, New York, New York 10022. Director recommendations submitted by stockholders must comply with the procedures set forth in our bylaws, as such may be amended from time-to-time, including providing the following:

•	the name, age and business address of the individual(s) recommended for nomination;

•	the class, series and number of any shares of our stock that are beneficially owned by the individual(s) recommended for nomination;

•	the date such shares of our stock were acquired by the individual(s) recommended for nomination and the investment intent of such acquisition;

•
whether and the extent to which the individual(s) recommended for nomination or the nominating stockholder(s) have engaged in any hedging, derivative or similar transactions involving our securities, including our common stock, since our last annual meeting; and

•
all other information relating to such candidate that would be required to be disclosed pursuant to Regulation 14A under the Exchange Act, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected.

The foregoing is a summary only and you should refer to our bylaws for a full description of the procedures required to nominate a director. The Nominating and Corporate Governance Committee expects to use a similar process to evaluate candidates to our Board recommended by stockholders as the one it uses to evaluate candidates otherwise identified by the Nominating and Corporate Governance Committee.
Risk Oversight
Risk is inherent with every business and how well a business manages risk can ultimately determine its success. Our management team is responsible for our risk exposures on a day-to-day basis by identifying the material risks we face, implementing appropriate risk management strategies that are responsive to our risk profile, integrating consideration of risk and risk management into our decision-making process and, if necessary, promulgating policies and procedures to ensure that information with respect to material risks is transmitted to our Board. Our Board, as a whole and through its committees, has the responsibility to oversee and monitor these risk management processes by informing itself of material risks and evaluating whether management has reasonable controls in place to address the material risks; our Board is not responsible, however, for defining or managing our various risks. Our Board is regularly informed by management of potential material risks and activities related to those risks at Board meetings. Members of our management team generally attend all Board meetings and management is readily available to our Board to address any questions or concerns raised by our Board on risk management and any other matters.
Director Attendance at Annual Meeting
We do not currently maintain a policy requiring our directors to attend the annual meeting of stockholders. Mr. Hamamoto attended the 2014 annual meeting of stockholders.
Directors Offer of Resignation Policy
Whenever a member of our Board: (i) accepts a position with a company that is competitive to the business(es) then engaged in by the Company; or (ii) violates our code of business conduct and ethics, corporate governance guidelines or any other Company policy applicable to members of our Board, pursuant to our resignation policy, he or she is to offer his or her resignation to the Nominating and Corporate Governance Committee for its consideration. The Nominating and Corporate Governance Committee will consider the resignation offer, giving due consideration to all relevant factors that the Nominating and Corporate Governance Committee deems appropriate under the circumstances, including, without limitation, any requirement of the NYSE or any rule or regulation promulgated under the Exchange Act, and will recommend to our Board the action to be taken with respect to any resignation offer.
In addition, our corporate governance guidelines provide that in any non-contested election of directors, any director nominee who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall promptly tender his or her offer to resign to the Board for its consideration. The Nominating and Corporate Governance Committee will consider such offer and recommend to the Board whether to accept the offer to resign. No later than the next regularly scheduled Board meeting to be held at least ten days after the date of the election, the Board will decide whether to accept the offer to resign. The Board will promptly and publicly disclose its decision, which may be on the Company's website or by other means. If the resignation is not accepted, the director will continue to serve until the next annual meeting of stockholders and until the director’s successor is duly elected and qualified or until the director’s earlier resignation or removal. The Nominating and Corporate Governance Committee and the Board may consider any factors they deem relevant in deciding whether to accept a director’s resignation.
Chief Executive Officer Succession Plan
Our Board has adopted a succession plan, which it intends to review periodically, with respect to selecting a successor to our Chief Executive Officer.
EXECUTIVE OFFICERS
Our executive officers are appointed annually by our Board and serve at the discretion of our Board. Set forth below is information, as of the date of this proxy statement, regarding our current executive officers:

Name	Age	Position
David T. Hamamoto	55	Chairman and Chief Executive Officer
Albert Tylis	41	President
Daniel R. Gilbert	45	Chief Investment and Operating Officer
Debra A. Hess	51	Chief Financial Officer
Ronald J. Lieberman	45	Executive Vice President, General Counsel and Secretary
Set forth below is biographical information regarding each of our current executive officers, other than Mr. Hamamoto, whose biographical information is provided above under “Board of Directors.”
Albert Tylis.  Mr. Tylis has served as our President since January 2013. Prior to his current position, Mr. Tylis served as our Co-President from April 2011 until January 2013, our Chief Operating Officer from January 2010 until January 2013, our Secretary from April 2006 until January 2013, an Executive Vice President from April 2006 until April 2011 and our General Counsel from April 2006 to April 2011. Mr. Tylis also serves as President of NSAM, a position he has held since January 2014. Mr. Tylis served as Chief Operating Officer of NorthStar Income from October 2010 until January 2013 and as General Counsel and Secretary of NorthStar Income from October 2010 until April 2011. He also served as Chairman of NorthStar Healthcare from April 2011 until January 2013 and as General Counsel and Secretary of NorthStar Healthcare from October 2010 until April 2011. Mr. Tylis also serves as a member of the advisory committee of RXR Realty, a position he has held since December 2013. Prior to joining the Company in August 2005, Mr. Tylis was the Director of Corporate Finance and General Counsel of ASA Institute. From September 1999 through February 2005, Mr. Tylis was a senior attorney at the law firm of Bryan Cave LLP, where he was a member of the Corporate Finance and Securities Group, the Transactions Group, the Banking, Business and Public Finance Group and supported the firm’s Real Estate Group. Mr. Tylis holds a Bachelor of Science from the University of Massachusetts at Amherst and a Juris Doctor from Suffolk University Law School.
Daniel R. Gilbert.  Mr. Gilbert has served as our Chief Investment and Operating Officer since January 2013. Prior to his current position, Mr. Gilbert served as Co-President of the Company from April 2011 until January 2013 and in various other senior management positions since our initial public offering in October 2004. Mr. Gilbert also serves as Chief Investment and Operating Officer of NorthStar Asset Management Group, Ltd, a wholly-owned subsidiary of NSAM, a position he has held since June 2014. Mr. Gilbert serves as the Chief Executive Officer and President of NorthStar Income, a position he has held since January 2013, and served as its President since March 2011 and its Chief Investment Officer from January 2009 through January 2013. Mr. Gilbert serves as the Executive Chairman of NorthStar Healthcare, a position he has held since January 2014, and served as its Chief Executive Officer from August 2012 to January 2014 and Chief Investment Officer from October 2010 through February 2012. Mr. Gilbert also serves as the Chief Executive Officer and President of NorthStar Income II, a position he has held since October 2010. Mr. Gilbert further serves as the Chief Executive Officer and President of NorthStar/RXR New York Metro, a position he has held since March 2014. Mr. Gilbert served as an Executive Vice President and Managing Director of Mezzanine Lending of NorthStar Capital Investment Corp. a predecessor company. Prior to that role, Mr. Gilbert was with Merrill Lynch & Co. in its Global Principal Investments and Commercial Real Estate Department and prior to joining Merrill Lynch, held accounting and legal-related positions at Prudential Securities Incorporated. Mr. Gilbert holds a Bachelor of Arts degree from Union College in Schenectady, New York.
Debra A. Hess.  Ms. Hess has served as our Chief Financial Officer since July 2011. Ms. Hess also serves as Chief Financial Officer of NSAM, a position she has held since January 2014. Ms. Hess serves as Chief Financial Officer and Treasurer of NorthStar Income, a position she has held since October 2011. Ms. Hess serves as Chief Financial Officer and Treasurer of NorthStar Healthcare, a position she has held since March 2012. Ms. Hess also serves as Chief Financial Officer and Treasurer of NorthStar Income II, a position she has held since December 2012. Ms. Hess further serves as Chief Financial Officer and Treasurer of NorthStar/RXR New York Metro, a position she has held since March 2014. Ms. Hess has significant financial, accounting and compliance experience at public companies. Prior to joining the Company, Ms. Hess served as Chief Financial Officer and Compliance Officer of H/2 Capital Partners, where she was employed from August 2008 to June 2011. From March 2003 to July 2008, Ms. Hess was a managing director at Fortress Investment Group, where she also served as Chief Financial Officer of Newcastle Investment Corp., a Fortress portfolio company and a NYSE-listed alternative investment manager. From 1993 to 2003, Ms. Hess served in various positions at Goldman, Sachs & Co., including as Vice President in Goldman Sachs’s Principal Finance Group and as a Manager of Financial Reporting in Goldman Sachs’ Finance Division. Prior to 1993, Ms. Hess was employed by Chemical Banking Corporation in the corporate credit policy group and by Arthur Andersen & Company as a supervisory senior auditor. Ms. Hess holds a Bachelor of Science in Accounting from the University of Connecticut in Storrs, Connecticut and a Master of Business Administration in Finance from New York University in New York, New York.
Ronald J. Lieberman.  Mr. Lieberman has served as our Executive Vice President, General Counsel and Secretary since January 2013. Prior to his current position, Mr. Lieberman served as our General Counsel since April 2011, an Executive Vice President since April 2012 and as Assistant Secretary from April 2011 until January 2013. Mr. Lieberman also serves as Executive Vice President, General Counsel and Secretary of NSAM, a position he has held since January 2014. Mr. Lieberman serves as NorthStar Income's Executive Vice President (a position he has held since January 2013), General Counsel and Secretary (positions he has held since October 2011). Mr. Lieberman serves as NorthStar Healthcare's Executive Vice President (a position he has held since January 2013), General Counsel and Secretary (positions he has held since April 2011). Mr. Lieberman also serves as NorthStar Income II's Executive Vice President (a position he has held since March 2013), General Counsel and Secretary (positions he has held since December 2012). Mr. Lieberman further serves as Executive Vice President, General Counsel and Secretary for NorthStar/RXR New York Metro, positions he has held since March 2014. Mr. Lieberman also currently serves on the Executive Committee of American Healthcare Investors, LLC. Prior to joining the Company, Mr. Lieberman was a partner in the Real Estate Capital Markets practice at the law firm of Hunton & Williams LLP. Mr. Lieberman practiced at Hunton & Williams from September 2000 until March 2011 where he advised numerous REITs, including mortgage REITs and specialized in capital markets transactions, mergers and acquisitions, securities law compliance, corporate governance and other board advisory matters. Prior to joining Hunton & Williams, Mr. Lieberman was the associate general counsel at Entrade, Inc., during which time Entrade was a public company listed on the NYSE. Mr. Lieberman began his legal career at Skadden, Arps, Slate, Meagher and Flom LLP. Mr. Lieberman holds a Bachelor of Arts, Master of Business Administration and Juris Doctor, each from the University of Michigan in Ann Arbor, Michigan.

EXECUTIVE COMPENSATION AND OTHER INFORMATION
Compensation Discussion and Analysis
General
This section describes the process that the Compensation Committee undertakes and the factors it considers in determining the appropriate compensation for our named executive officers. The Compensation Committee is responsible for establishing and monitoring compensation programs and for evaluating the performance of our named executive officers. The Compensation Committee reviews and approves individual salaries, bonuses and other equity-based awards for each of our named executive officers.
In 2014, our management team performed exceptionally well, unlocking significant shareholder value with the spin-off of our asset management business while simultaneously growing and transforming our balance sheet and solidifying our position as a leader in the industry. From the announcement of the spin-off through December 31, 2014, our stockholders realized a total return of 94%. The Company generated $1.76 per share of fourth quarter annualized cash available for distribution, or CAD, and issued $2.6 billion of corporate capital. For a reconciliation of net income (loss) attributable to common stockholders to CAD, please refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial

Measures” at pages 99 through 100 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2014. In 2014, the Company committed to $12 billion of diversified commercial real estate investments, including acquiring a $4 billion healthcare real estate portfolio, Griffin-American Healthcare REIT II, Inc., and $3 billion of hotels. Additionally, during the first half of 2014 prior to the completion of the spin-off, $703 million of investments were made on behalf of the non-traded REITs originally sponsored by the Company and $382 million of capital was raised for those non-traded REITs resulting in $1.7 billion being raised from inception through June 30, 2014.
As referenced above, on June 30, 2014, we completed the spin-off of our asset management business into a separate publicly traded company, NSAM, in the form of a tax-free distribution. In the distribution, each of our common stockholders received shares of NSAM common stock on a one-for-one basis, after giving effect to our one-for-two reverse stock split. Upon completion of the spin-off, our former asset management business became owned and operated by NSAM and we became externally managed by an affiliate of NSAM through a management contract with an initial term of 20 years. Affiliates of NSAM also manage the Company’s previously sponsored non-traded REITs, NorthStar Income, NorthStar Healthcare, NorthStar Income II and NorthStar/RXR New York Metro, and NSAM also owns NorthStar Realty Securities, LLC, formerly our captive broker-dealer platform. Notwithstanding the spin-off, we retained and we continue to operate our commercial real estate debt origination business. Our employees at the time of the spin-off became employees of NSAM or one of its subsidiaries except for our executive officers, the employees engaged in our existing commercial real estate debt origination business and certain other employees that became co-employees of both the Company and NSAM or one of its subsidiaries.
Following the spin-off, the form and amount of compensation that we pay to our named executive officers will be significantly different from what it has been historically. We expect the substantial majority of the compensation that our named executive officers receive in the future for providing services to us will be determined and paid by NSAM or its subsidiaries; however, we will be obligated to pay or reimburse the subsidiary of NSAM that serves as our manager following the spin-off, or our manager, certain amounts related to the compensation or severance that NSAM or its subsidiaries determines to pay our named executive officers. Pursuant to the management agreement that we entered into in connection with the spin-off, we agreed to issue up to 50% of NSAM’s long-term bonus or other compensation that NSAM’s compensation committee determines shall be paid and/or settled in the form of our equity to executives, employees and service providers of our manager, including our named executive officers, in connection with the performance of services under the management agreement. At the discretion of NSAM’s compensation committee, the foregoing compensation may be granted in shares of our restricted stock, restricted stock units, or RSUs, long-term incentive plan units, or LTIP units, or other forms of equity compensation or stock-based awards, provided that if at any time, a sufficient number of shares of our common stock are not available for issuance under our equity compensation plan (as in effect from time-to-time), such equity compensation shall be paid in the form of RSUs, LTIP units or such other securities that may be settled by us in cash. We also agreed to reimburse our manager for additional costs and expenses incurred by it or its affiliated entities for an amount not to exceed the following: (i) 20% of the combined total of (a) our general and administrative expenses as reported in our consolidated financial statements excluding (1) equity-based compensation expense, (2) non-recurring items, (3) fees payable to our manager and its affiliated entities under the terms of the management agreement and (4) any allocation of expenses from NSAM (“NRF G&A”); and (b) our manager’s and its affiliated entities’ general and administrative expenses as reported in its consolidated financial statements, excluding equity-based compensation expense and adding back any costs or expenses allocated to us or any other company, fund or vehicle managed by our manager or certain of its affiliated entities; less (ii) the NRF G&A. In addition, we agreed to pay directly or reimburse our manager for the portion of any severance paid by our manager or NSAM or its other subsidiaries to an individual pursuant to the terms of any employment, consulting or similar service agreement that corresponds to or is attributable to (i) the equity compensation that we are required to pay directly or reimburse our manager, as described above, (ii) any cash and/or equity compensation paid directly by us to such individual as an employee or other service provider of our company and (iii) any amounts paid to such individual by our manager or NSAM or its other subsidiaries that we are obligated to reimburse our manager pursuant to the management agreement.
As of December 31, 2014, we had total equity capitalization, including common and preferred stock, of $6.4 billion.
As noted above, the Company’s total stockholder return since the announcement of the spin-off was 94%. In addition, NSAM's total stockholder return from the spin-off through December 31, 2014 was 28%. Our market capitalization increased from $3.2 billion immediately prior to the announcement of the spin-off to, together with the market capitalization of NSAM, $10.8 billion as of December 31, 2014. Additionally, the below chart presents a comparison of our five-year cumulative total stockholder return to the Russell 2000 and NAREIT All REIT Index.

_________________

(1)
The graph assumes an investment of $100 on December 31, 2009 and the reinvestment of any dividends. The stock price performance shown on this graph is not necessarily indicative of future price performance. The information in the graph and the table above was obtained from Bloomberg Finance, LP., Russell Investments and NAREIT.

As of March 31, 2015, the Company’s compounded annual stockholder return since its initial public offering in 2004 was over 20% per year, despite the severe economic recession and liquidity/credit crises which saw the failure of many of our competitors. The Compensation Committee believes that management’s strong performance last year and over the last several years has been a critical component of our success, both on an absolute basis and relative to similarly situated companies.
Compounded Annual Total Return(1)
October 2004 (IPO) through March 31, 2015
_______________

(1)	Commercial mortgage REITs include Arbor Realty Trust, Inc., Newcastle Investment Corp., RAIT Financial Trust and iStar Financial Inc.
Compensation Policies and Objectives
The Compensation Committee, with the support of management, has adopted compensation practices that closely tie compensation to performance with relatively limited amounts of discretion afforded to the Compensation Committee compared to historic compensation determinations. In doing so, the Compensation Committee adopted the NorthStar Realty Finance Corp. Executive Incentive Bonus Plan, or the Incentive Plan. In connection with the spin-off, the Compensation Committee structured the NorthStar Asset Management Group Inc. Executive Incentive Bonus Plan, or the NSAM Incentive Plan, to be very similar to the Incentive Plan.
The Compensation Committee has designed and administered our executive compensation programs with the intention of incentivizing long-term superior performance. Compensation of our executive officers has reflected and supported the goals and strategies that we established. Our compensation programs have been designed to link compensation with performance and to provide competitive levels of compensation relative to our peers and other companies that may compete for the services of our executive officers. We have historically compensated our executive officers through a mix of base salary, bonus (both cash and equity based) and long-term equity compensation. The Compensation Committee had established the following primary objectives in determining the compensation of our executive officers and continuously evaluated these objectives in light of our on-going strategic goals and general economic conditions:

•	to align our executive officers’ interests with the long-term interests of our stockholders;

•	to provide rewards consistent with corporate performance;

•	to attract and retain highly qualified executives that we expect to contribute to our success by paying competitive levels of compensation; and

•	to motivate executives to contribute to the achievement of shifting corporate and business goals, as well as individual goals.
With the adoption of the Incentive Plan and the NSAM Incentive Plan and the creation of performance metrics annually under these plans, the Compensation Committee believes that it has closely tied the compensation for executive officers to the Company’s performance, closely aligned management’s interests with those of stockholders, created both long-term and short-term goals and objectives and created a meaningful retention tool for executive officers. Additionally, the Compensation Committee believes that the Incentive Plan and NSAM Incentive Plan provide a competitive compensation framework for a management team that has performed at a high level for an extended period of time and markedly outperformed companies in its competitive space.
Following the spin-off, the form and amount of compensation that we pay to our named executive officers will be significantly different from what it has been historically. We expect the substantial majority of the compensation that our named executive officers receive in the future for providing services to us will be determined and paid by NSAM or its subsidiaries; however, we will be obligated to pay or reimburse our manager certain amounts related to the compensation or severance that NSAM or its subsidiaries determines to pay our named executive officers. As a result, the role of the Compensation Committee in establishing the future compensation of our named executive officers will be significantly reduced.
Compensation Consultant and Benchmarking
The Compensation Committee approves all compensation and equity awards for our named executive officers, which in 2014 included our Chief Executive Officer, President, Chief Investment and Operating Officer, Chief Financial Officer and Executive Vice President, General Counsel and Secretary. The Compensation Committee largely considers compensation for our executive officers in light of competitive compensation levels, among other factors, and has sole authority to retain compensation consultants to assist in the evaluation of executive officer compensation. In this regard, the Compensation Committee engaged Towers Watson as its independent compensation consultant and used Towers Watson’s compensation consulting services with respect to 2014 compensation. Towers Watson did not provide services to us other than relating to its role as a compensation consultant. In evaluating compensation for our executive officers for 2014, establishing the NSAM Incentive Plan and the structure of 2014 awards thereunder and determining the equity awards to be granted in connection with the spin-off, the Compensation Committee relied on materials prepared by Towers Watson. In addition, FTI Consulting, Inc. provided miscellaneous services relating to compensation matters in connection with the spin-off. FTI Consulting, Inc.'s aggregate fees for its compensation-related services were approximately $25,000 and for other services, which related to preparation of tax returns, were approximately $750,000.
Historically, the Compensation Committee annually evaluated a peer group proposed by its compensation consultant. In connection with the establishment of the NSAM Incentive Plan and the structure of 2014 awards thereunder, Towers Watson reviewed historical results of comparative groups of asset management firms to help the Compensation Committee assess our and NSAM’s operations and performance and pay levels in comparison to these firms. In connection with the equity awards made to our named executive officers in connection with the spin-off, Towers Watson reviewed market practices from several recent corporate spin-off transactions, including transactions within and outside of the real estate industry, to help the Compensation Committee determine appropriate amounts and terms of these equity awards. The Compensation Committee did not target a singular percentile or range of percentiles to be used in determining the amount of our named executive officer compensation and did not base the structure of our compensation programs for our named executive officers on that of any particular firm or group of firms. Instead, the Compensation Committee used this information generally to assist it in understanding the compensation practices of similar types of companies and companies undergoing transactions similar to the spin-off, our relative performance compared to these companies and how our compensation programs compare to these companies.

Process for Determining Compensation Awards
In determining historical compensation packages for individual executive officers, the Compensation Committee considered the overall compensation for each executive officer and then allocated that compensation among base salary, bonus and incentive compensation in such a way as to maximize our retention capabilities and to best align the interests of our executive team with that of our stockholders. In determining compensation for 2014 and long-term compensation arrangements, the Compensation Committee worked with Towers Watson and our management to establish the terms of and formulate performance metrics under the NSAM Incentive Plan.
As a result of the anticipated spin-off and the desire to avoid having separate incentive compensation arrangements govern 2014 performance relating to periods before and after the spin-off, the Compensation Committee decided to establish the NSAM Incentive Plan as a new incentive compensation plan to govern incentive compensation for 2014 for our named executive officers. In early 2014, members of our management, including our Chief Executive Officer and President, discussed the proposed terms of the NSAM Incentive Plan and the structure of 2014 awards thereunder with the Compensation Committee. The NSAM Incentive Plan was designed to have a similar structure as the Incentive Plan, but to replace the funding mechanism from a formula based on the Company’s equity capital and adjusted funds from operations, or AFFO, above a stated hurdle to a formula based on NSAM’s revenues, which was believed to be a more appropriate funding mechanism for NSAM following the spin-off. The Compensation Committee engaged Towers Watson to review and assess the proposed NSAM Incentive Plan and 2014 awards thereunder. Towers Watson reviewed the proposed NSAM Incentive Plan and 2014 awards thereunder, provided the Compensation Committee with a formal presentation regarding its review and engaged in direct discussions with the Compensation Committee regarding the proposed NSAM Incentive Plan and 2014 awards thereunder. Following this review and additional discussions with management, in early 2014, the Compensation Committee approved the final NSAM Incentive Plan and the awards to our named executive officers thereunder. The Compensation Committee discussed the proposed 2014 award allocations and metrics under the NSAM Incentive Plan with our Chief Executive Officer and President and sought their recommendations regarding the compensation of the other executive officers. Following the establishment of the NSAM Incentive Plan and granting of awards for 2014, the spin-off occurred and, as a result, the compensation committee of NSAM became the administrator of this plan.
In early 2015, the portion of the annual bonuses and long-term bonuses to be paid to our named executive officers were determined by the NSAM compensation committee based on the achievement of the pre-established goals incorporated into the 2014 awards. The Compensation Committee approved the payment of the portion of annual bonuses and long-term bonuses to our named executive officers that we were contractually obligated to NSAM to pay, but was not otherwise involved in the determination of the final amounts of these annual bonuses and long-term bonuses.
In early 2014, the Compensation Committee also engaged Towers Watson to review the proposed equity awards to be made to our named executive officers in connection with the spin-off. Members of our management, including our Chief Executive Officer and President, discussed the proposed amounts and terms of the equity grants to be made to our named executive officers in connection with the spin-off with the Compensation Committee. Towers Watson reviewed the proposed equity awards thereunder, provided the Compensation Committee with a formal presentation regarding its review and engaged in direct discussions with the Compensation Committee regarding the proposed equity awards. Following this review and additional discussions with management, in early 2014, the Compensation Committee approved the equity awards to be made to our named executive officers in connection with the spin-off, which were one-time grants intended to provide long-term incentives to our named executive officers following the spin-off and align their interests with those of NSAM's stockholders.
At our 2014 annual meeting, a non-binding, advisory resolution approving the compensation paid to our named executive officers, as disclosed in our proxy statement for the 2014 annual meeting, including the Compensation Discussion and Analysis, compensation tables and narrative discussions, was approved by our stockholders, with 60% of the votes cast having been voted in favor of the proposal to approve such resolution. The Compensation Committee considered the percentage of votes cast in favor of this proposal and re-evaluated all elements of our compensation programs.
Furthermore, during 2014, management continued to meet with our institutional stockholders, discussing, among other things, our performance, the value of our businesses including the asset management business and management’s performance and alignment with stockholders. Based on the feedback received during these meetings, the Company believes that its institutional stockholders are generally strongly supportive of management’s overall performance and alignment with stockholders. In addition, we believe that the spin-off of our asset management business created significant value for stockholders, with total stockholder return since the announcement of the spin-off through December 31, 2014 of 94%. In addition, NSAM's total stockholder return from the spin-off through December 31, 2014 was 28%.
Based on the Compensation Committee’s re-evaluation of its compensation programs, positive feedback from our institutional investors, our continued strong performance relative to our peers and the approval of the say-on-pay resolution at our 2014 annual meeting, the ongoing executive compensation programs put in place for 2014 by the Compensation Committee, including the

NSAM Incentive Plan, generally maintained a similar structure to those that had been described in our proxy statement for the 2014 annual meeting.
Compensation Risks
We have concluded that risks arising from our policies and practices for compensating employees are not reasonably likely to have a material adverse effect on the Company. Our conclusion was based primarily on the following findings:

•	significant weighting towards long-term incentive compensation discourages short-term risk-taking;

•
performance goals are set to avoid creating incentives for excessive risk-taking, reflect a balanced mix of goals aligned with our strategic objectives and provide a comprehensive framework for assessing performance;

•
there are downside risks associated with pursuing poor business/strategic alternatives, including failure to meet targets under the NSAM Incentive Plan and a decline in stock price for RSUs previously granted under our Incentive Plan that are subject to vesting over four years;

•	vesting schedules for equity awards result in management having a significant amount of unvested awards at any given time;

•	we maintain a clawback policy as described elsewhere in this proxy statement;

•
equity ownership guidelines require management to hold a certain amount of our equity, such that an appropriate portion of each senior officer’s personal wealth is aligned with our long-term performance; and

•	following the spin-off, the limited amount of compensation to be paid directly to our employees based on our policies, practices or other determinations.
Elements of Compensation
The key elements of our executive compensation program are as follows:
Base Salary
The Compensation Committee’s base salary determinations are generally dependent upon the scope of each named executive officer’s responsibilities, experience and expected performance and contributions to our business, as well as contractual obligations that we have entered into with our executive officers. For 2014, the annual base salaries established by the Compensation Committee for our named executive officers prior to the spin-off were as follows, which were the same as annual base salaries for 2013: Mr. Hamamoto – $1,050,000; Mr. Tylis and Mr. Gilbert – $600,000; Ms. Hess – $575,000; and Mr. Lieberman – $500,000. These annual base salaries reflected the minimum base salaries that we negotiated with these executive officers in connection with their employment and non-competition agreements that were in place at the time as well as subsequent increases that the Compensation Committee made in prior years based on our growth and performance.
In 2014, following the spin-off, we reduced the amount of annual base salary that we paid to each of our named executive officers to the following amounts, which was 15% of the annual base salary of each of our named executive officers prior to the spin-off: Mr. Hamamoto – $157,500; Mr. Tylis and Mr. Gilbert – $90,000; Ms. Hess – $86,250; and Mr. Lieberman – $75,000. These reductions in annual base salary reflect the fact that, following the spin-off, a substantial portion of the services provided us by our named executive officers are provided in their capacities as employees of NSAM. The annual base salaries that we continue to pay directly to our named executive officers are paid in exchange for the services that they continue to provide to the Company in their capacities as direct employees, which principally relate to management of our commercial real estate debt origination business.
2014 Bonuses
In determining bonuses for 2014, the Compensation Committee looked solely to the amounts payable pursuant to the NSAM Incentive Plan that we contractually agreed to pay to our named executive officers, which consisted exclusively of amounts payable pursuant to pre-established, performance-based goals. In adopting and designing the NSAM Incentive Plan and establishing award opportunities for 2014, the Compensation Committee considered, among other things, compensation payable in the real estate industry and for asset management firms, including under management contracts for externally-advised REITs, the long-term interests of stockholders and the alignment of those interests with the interests of our management team.
NSAM Incentive Plan Overview
In anticipation of the spin-off, in March 2014, the Compensation Committee approved the NSAM Incentive Plan, which was adopted by NSAM. The NSAM Incentive Plan established the general parameters of our incentive bonus program for our named executive officers prior to the spin-off and NSAM’s incentive bonus program following the spin-off. The NSAM Incentive Plan is similar in structure to the Incentive Plan. Prior to the completion of the spin-off, the Compensation Committee was responsible for administering the NSAM Incentive Plan. Following the completion of the spin-off, the compensation committee of NSAM has been responsible for administering the NSAM Incentive Plan.
Under the NSAM Incentive Plan, for each plan year, the administrator will establish two bonus pools (an annual cash bonus pool and a long-term bonus pool), award a bonus pool percentage or percentages to each participant with respect to such bonus pools (i.e., the percentage of such pool that the participant will be eligible to receive as either an annual bonus or a long-term bonus, if applicable criteria are achieved) and establish performance goals, vesting requirements and other terms and conditions applicable to such bonuses.
If awarded an annual bonus pool percentage by the administrator for a plan year, a participant will be eligible to receive an annual bonus with respect to such plan year. A participant’s maximum annual bonus will equal the product of the participant’s annual bonus pool percentage and the annual cash bonus pool. The actual amount of annual bonuses will be tied to NSAM’s achievement of performance goals established by the administrator. The administrator shall determine the relevant performance goals and the relative weighting of such goals, generally within the first 90 days of the plan year. The relative weighting and payout ranges for annual bonuses will be set forth in a participant’s bonus award notice for the year. Within 60 days following the end of a plan year, the administrator will certify whether and to what extent the applicable performance goals have been met and determine the actual amount of the annual bonuses payable with respect to such year. A participant will be eligible to receive an annual bonus if the participant was employed through December 31 of the plan year.
If awarded a long-term bonus pool percentage, a participant will be eligible to receive a long-term bonus with respect to such plan year. Long-term bonuses may be paid in cash and/or in the form of equity interests in the Company, NSAM or one of their respective subsidiaries, as determined by the administrator. The vesting, payment and/or the amount of a participant’s long-term bonus for a plan year may be tied to the achievement of performance goals for the relevant long-term bonus performance period, a participant’s continued employment with NSAM for such period and/or such other criteria as may be established by the administrator and set forth in participants’ bonus award notices for such plan year. Performance goals for each long-term bonus performance period shall be determined by the administrator generally within 90 days after the beginning of the plan year. The administrator may establish ranges within such performance goals that correspond to the payout of different fixed percentages of the maximum long-term bonus that a participant is eligible to receive. Equity awards granted with respect to long-term bonuses may also be subject to additional no-sale restrictions as determined by the administrator.
2014 Awards under the NSAM Incentive Plan
Annual Cash Bonus
For the 2014 plan year, the Compensation Committee: (i) established an annual cash bonus pool with respect to annual bonuses under the NSAM Incentive Plan equal to 17% of NSAM’s revenues, determined on a pro forma basis, giving effect to the spin-off as if it occurred on January 1, 2014; and (ii) awarded annual bonus pool percentages to our named executive officers. Each executive’s annual bonus pool percentage for the 2014 plan year was equal to the percentage awarded to that executive divided by the total percentages awarded to all executives. For the 2014 plan year, the Compensation Committee awarded the following percentages to our named executive officers: Mr. Hamamoto – 12.0%; Mr. Tylis – 8.0%; Mr. Gilbert – 8.0%; Ms. Hess – 2.7%; and Mr. Lieberman – 1.4%.
The actual amount of our named executive officers’ 2014 annual cash bonuses under the NSAM Incentive Plan was based on NSAM’s achievement of the following performance goals based on CAD of the Company and NSAM, non-traded REIT capital raising and the closing of the spin-off:

Performance and Pay-Out Level(1)	CAD Target	Closing of Spin-off(2)	Non-Traded REIT Capital Raise Target
100%	$2.10 per share or greater	Closing prior to December 31, 2014	$800 million or greater
25%	$1.80 per share or greater	n/a	$500 million or greater
0%	Less than $1.80 per share	Not closing prior to December 31, 2014	Less than $500 million
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(1)	Linear interpolation applies for performance between the levels set forth below.

(2)	Plus minimum CAD or non-traded REIT capital raise targets.

The following table presents the percentage of each executive’s 2014 annual cash bonus that was to be based on the achievement of each of these performance goals:

Name	CAD Target	Closing of Spin-Off(1)	Non-Traded REIT Capital Raise Target
David T. Hamamoto	50%	40%	10%
Albert Tylis	50%	40%	10%
Daniel R. Gilbert	40%	40%	20%
Debra A. Hess	45%	40%	15%
Ronald J. Lieberman	45%	40%	15%
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(1)	Plus minimum CAD or non-traded REIT capital raise targets.
For 2014, based on actual results, the maximum performance and pay-out level was achieved for each of the three performance goals established for the 2014 annual cash bonuses. As a result, each of our named executive officers earned 100% of his or her share of the annual cash bonus pool for 2014. Pursuant to the employee matters agreement that the Company entered into with NSAM in connection with the spin-off, we agreed that we would have the duty and obligation to make the cash bonus portion of any incentive payment to employees of NSAM for services they performed as our employees during 2014 prior to the spin-off. As a result, we were responsible for paying 50% of the 2014 annual cash bonuses earned by our named executive officers under the NSAM Incentive Plan representing the 50% of 2014 prior to the occurrence of the spin-off when our named executive officers were performing services exclusively as our employees. The 2014 annual cash bonuses paid to our named executive officers by the Company, representing 50% of the total 2014 annual cash bonuses payable to our named executive officers under the NSAM Incentive Plan, were as follows: Mr. Hamamoto – $6,958,561; Mr. Tylis – $4,639,041; Mr. Gilbert – $4,639,041; Ms. Hess – $1,565,676; and Mr. Lieberman – $811,832.
Long-Term Bonus
For the 2014 plan year, the Compensation Committee: (i) established a long-term bonus pool with respect to long-term bonuses under the NSAM Incentive Plan equal to 1.5 times the bonus pool established with respect to annual cash bonuses; and (ii) awarded long-term bonus pool percentages to our named executive officers. Each executive’s long-term bonus pool percentage for the 2014 plan year was equal to the percentage awarded to that executive divided by the total percentages awarded to all executives. For the 2014 plan year, the administrator awarded the following percentages to our named executive officers: Mr. Hamamoto – 18.0%; Mr. Tylis – 12.0%; Mr. Gilbert – 12.0%; Ms. Hess – 3.3%; and Mr. Lieberman – 1.6%.
As with annual cash bonuses, long-term bonuses are intended to compensate our named executive officers for their performance and the performance of the Company. Additionally, long-term bonuses are also designed to strengthen our ability to retain talented executives and align their interests with those of our stockholders. Historically, the Compensation Committee has viewed full-value equity awards to our named executive officers as a proper way to align their interests with those of our stockholders.
For the 2014 plan year, long-term bonuses were payable in both Company and NSAM equity-based awards and subject to performance-based and/or time-based vesting conditions over the four-year performance period from January 1, 2014 through December 31, 2017 as summarized in the table below:

Type of Award	Approximate Percentage of Long-Term Bonus	Vesting/Performance Goals
NSAM Performance Award (NSAM common stock)	31.65%	Grant subject to achievement of CAD target or non-traded REIT capital raise target for 2014. If granted, the award will vest on December 31, 2014, 2015, 2016 and 2017, subject to continued employment.
NRF Time-Based Award (Company LTIP Units)	31.65%	Grant not subject to achievement of performance hurdles. Vests on December 31, 2014, 2015, 2016 and 2017, subject to continued employment.
NSAM TSR Award (NSAM performance common stock)	18.35%
Vests if and to the extent that NSAM achieves pre-established total stockholder return, or TSR, hurdles during the performance period, subject to continued employment through the end of the performance period.

NRF TSR Award (Company RSUs)	18.35%	Vests if and to the extent that the Company achieves pre-established TSR hurdles during the performance period, subject to continued employment through the end of the performance period.

The NSAM Performance Awards and the NRF Time-Based Awards collectively accounted for approximately 63.30% of the long-term bonuses, and the size of each award was intended to account for approximately 31.65% of the long-term bonuses. The dollar amount of the NSAM Performance Awards was based on approximately 31.65% of a long-term bonus pool calculated based on NSAM’s annualized revenues for 2014 based on its revenues for the second and third quarters of 2014, determined on a pro forma basis, giving effect to the spin-off as if it occurred on January 1, 2014. The NRF Time-Based Awards equaled approximately 63.30% of the long-term bonus pool less the dollar amount attributable to the NSAM Performance Awards.
The following types of equity were utilized for the long-term bonuses for 2014:

Type of Award	Form of Equity
NSAM Performance Award	NSAM common stock
NRF Time-Based Award	Deferred LTIP units in our Operating Partnership
NSAM TSR Award	NSAM performance common stock (converting to NSAM common stock upon vesting)
NRF TSR Award	RSUs of the Company
The actual number of shares, deferred LTIP units or RSUs, as applicable, granted pursuant to each type of award was based on the dollar amount of the applicable portion of the long-term bonus divided by the 20-day average closing price of our common stock or NSAM’s common stock, as applicable, on the last day of the 2014 plan year. Based on the actual long-term bonus pool for 2014, our named executive officers received the following number of deferred LTIP units in our Operating Partnership for the NRF Time-Based Award: Mr. Hamamoto – 398,469; Mr. Tylis – 265,646; Mr. Gilbert – 265,646; Ms. Hess – 73,053; and Mr. Lieberman – 35,419. Deferred LTIP units are equity awards representing the right to receive either LTIP units in our Operating Partnership or, if such LTIP units are not available, upon settlement of the award, shares of our common stock. As noted above, these deferred LTIP units are subject to vesting over four years, with a pro rata portion vesting on each of December 31, 2014, 2015, 2016 and 2017, subject to continued employment through such vesting date. Based on the actual long-term bonus pool for 2014, our named executive officers received the following number of RSUs for the NRF TSR Award: Mr. Hamamoto – 224,474; Mr. Tylis – 149,649; Mr. Gilbert – 149,649; Ms. Hess – 41,154; and Mr. Lieberman – 19,953. As noted above, these RSUs will only vest if and to the extent we achieve the following TSR hurdles for the performance period from January 1, 2014 through December 31, 2017 that were established when participation percentages were first granted to our named executive officers for the 2014 plan year and employment continues through the end of the performance period:

Performance and Pay-Out Level(1)	TSR Target (4-year cumulative)(2)
100% of Company RSUs	12.0% or greater TSR for the period from January 1, 2014 through December 31, 2017
25% of Company RSUs	6.0% TSR for the period from January 1, 2014 through December 31, 2017
0% of Company RSUs	Less than 6.0% TSR for the period from January 1, 2014 through December 31, 2017
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(1)	Linear interpolation applies for performance between the levels set forth below.

(2)
In order to adjust for the spin-off, TSR is measured based on an initial stock price of $14.28 per share and TSR at the end of the performance period will not include the value of the common stock of NSAM distributed in the spin-off.

The NSAM Performance Awards and NSAM TSR Awards were issued by NSAM using its equity.
Neither the NSAM performance common stock issued pursuant to the NSAM TSR Award nor the RSUs of the Company issued pursuant to the NRF TSR Award will entitle the executive to receive distributions or distribution equivalents before performance-based vesting has occurred. Upon the conclusion of the four-year performance period ending December 31, 2017, each named executive officer will also receive the distributions that would have been paid (for each share or RSU actually earned) with respect to a share of NSAM common stock or our common stock, as applicable, during the second, third and fourth year of such four-year performance period.
Spin-Off Grants
In connection with the spin-off, the Compensation Committee approved the granting of RSUs to be settled in NSAM common stock to each of our named executive officers. These RSUs were granted in recognition of the extraordinary returns that management had generated for stockholders in connection with the spin-off and in order to provide long-term incentives to our named executive officers following the spin-off and align their interests with those of NSAM's stockholders. All of these RSUs vest over four years and are subject to the achievement of performance-based vesting conditions. 40% of these RSUs, which we refer to as the NSAM Performance RSUs, are subject to the achievement of performance-based hurdles relating to CAD and non-traded REIT capital raising. 30% of these RSUs, which we refer to as the Absolute TSR RSUs, are subject to the achievement of performance-based hurdles relating to NSAM’s absolute TSR. The remaining 30% of these RSUs, which we refer to as the Relative TSR RSUs, are subject to the achievement of performance-based hurdles based on NSAM’s TSR relative to the Russell

2000 Index. The terms of these RSUs are described in further detail below. All of these RSUs were subject to forfeiture if the spin-off had not occurred on or prior to December 15, 2014.
NSAM Performance RSUs
The NSAM Performance RSUs were to be settled in restricted shares of NSAM common stock that vest in four equal annual installments on each of December 31, 2014, 2015, 2016 and 2017 based on continued employment through such dates and subject to the achievement of a performance hurdle based on CAD and non-traded REIT capital raising. By including a performance hurdle in the NSAM Performance RSUs, these awards qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code, which enabled and will enable NSAM to deduct the value of the restricted shares of NSAM common stock issued to our named executive officers upon settlement of these RSUs upon vesting. If the NSAM Performance RSUs had not included a performance hurdle, NSAM would not have been able to deduct these amounts, other than amounts attributable to the vesting of the restricted shares issued to our Chief Financial Officer, who is not subject to the deduction limit under Section 162(m). The performance hurdle would be achieved if, during any of 2014, 2015, 2016 or 2017, the combined CAD of the Company and NSAM equaled at least $1.80 per share or the gross proceeds received by non-exchange traded REITs or business development companies sponsored by the Company, NSAM or one of their subsidiaries equaled at least $500 million. If the performance hurdle was not achieved on or before the date on which restricted shares otherwise would have vested, such shares would remain outstanding and only vest if and when the performance hurdle was achieved. If the performance hurdle had not been achieved by December 31, 2017, then all of the NSAM Performance RSUs would be forfeited. The NSAM Performance RSUs were settled in accordance with their terms in an equal number of restricted shares of NSAM common stock on December 31, 2014.
Achievement of the performance hurdle for the NSAM Performance RSUs for a particular year was to be based on the greater of: (i) annualized results for the third quarter of that year; or (ii) annualized results for the second and third quarter of that year; provided that, for 2014, such annualized results for purposes of the CAD target were from the later of the beginning of the second or third quarter, as applicable, or the date of the spin-off or, if the spin-off had not occurred by the end of the third quarter, CAD was to be based on CAD of the Company during such period. The performance hurdle for the NSAM Performance RSUs was satisfied during 2014.
The number of NSAM Performance RSUs granted to each of our named executive officers was as follows: Mr. Hamamoto – 934,579; Mr. Tylis – 623,053; Mr. Gilbert – 623,053; Ms. Hess – 186,916; and Mr. Lieberman – 124,610.
Absolute TSR RSUs
The Absolute TSR RSUs were to be settled in an equal number of restricted shares of NSAM performance common stock. These restricted shares will only vest if and to the extent NSAM’s TSR during the four-year period ending April 2, 2018 exceeds specific hurdles and the executive remains employed through the end of such period. In order for all of the restricted shares to vest, NSAM’s TSR must equal or exceed 15%, compounded annually, during this four-year period. An amount equal to at least 25% but less than 100% of the restricted shares will vest if NSAM’s TSR equals or exceeds 8% and is less than 15%, compounded annually, which amount shall be determined through linear interpolation. None of the restricted shares will vest if NSAM’s TSR for this period is less than 8%, compounded annually. The initial stock price used for purposes of determining TSR is 40% of the average closing price for our common stock for the 20 trading days ending on and including April 3, 2014. The Absolute TSR RSUs were settled in accordance with their terms in an equal number of restricted shares of NSAM performance common stock on December 31, 2014.
NSAM’s performance common stock is substantially identical to its common stock, except that it is not entitled to share in distributions declared with respect to NSAM common stock and it does not entitle holders to vote, except with respect to limited matters impacting the rights of the NSAM performance common stock. Upon vesting pursuant to the terms of the Absolute TSR RSU, shares of NSAM performance common stock will automatically convert into shares of NSAM common stock and the executive will be entitled to receive the distributions that would have been paid with respect to a share of NSAM common stock (for each share of NSAM performance common stock that vests) on or after the date the shares of NSAM performance common stock were initially issued.
The number of Absolute TSR RSUs granted to each of our named executive officers is as follows: Mr. Hamamoto – 700,934; Mr. Tylis – 467,289; Mr. Gilbert – 467,289; Ms. Hess – 140,187; and Mr. Lieberman – 93,458.
Relative TSR RSUs
The Relative TSR RSUs were to be settled in an equal number of restricted shares of NSAM performance common stock. The executive may earn up to 125% of the number of restricted shares granted; provided that shares will only vest or be earned if and to the extent NSAM’s relative TSR compared to the Russell 2000 Index during the four-year period ending April 2, 2018 exceeds specific hurdles and the executive remains employed through the end of such period. In order for the maximum award to be earned, NSAM’s annual compounded TSR must equal or exceed 150% of the annual compounded total return generated by the Russell 2000 Index during this four-year period. An amount equal to at least 25% but less than 125% of the restricted shares will vest and be earned if NSAM’s annual compounded TSR equals or exceeds 50% and is less than 150% of the annual compounded total return generated by the Russell 2000 Index, which amount shall be determined through linear interpolation. None of the restricted shares will vest or be earned if NSAM’s annual compounded TSR is less than 50% of the annual compounded total return generated by the Russell 2000 Index. In the event that the TSR of NSAM or the Russell 2000 Index are negative during this four-year period, these percentages will be calculated in a manner that measures the difference in absolute value between the TSR of NSAM and the Russell 2000 Index as compared to the absolute value of the TSR of the Russell 2000 Index. The initial stock price used for purposes of determining NSAM’s annual compounded TSR is 40% of the average closing price for our common stock for the 20 trading days ending on and including April 3, 2014. The Relative TSR RSUs were settled in accordance with their terms in an equal number of restricted shares of NSAM performance common stock on December 31, 2014. If greater than 100% of the restricted shares are earned, additional shares of NSAM common stock equal to such excess will be issued. Upon vesting pursuant to the terms of the Relative TSR RSUs, shares of NSAM performance common stock will automatically convert into shares of NSAM common stock and the executive will be entitled to receive the distributions that would have been paid with respect to a share of NSAM common stock (for each share that vests or is earned) on or after the date the shares of NSAM performance common stock were initially issued.
The number of Relative TSR RSUs granted to each of our named executive officers is as follows: Mr. Hamamoto – 700,934; Mr. Tylis – 467,289; Mr. Gilbert – 467,289; Ms. Hess – 140,187; and Mr. Lieberman – 93,458.
Prior Year Long-Term Bonuses
An important component of our executive compensation program has been long-term equity awards granted in past years that vest based on TSR performance and/or continued employment over a multi-year period. These awards continue to provide an important retention tool to the Company and a strong incentive for our named executive officers to maximize stockholder returns for years subsequent to those for which the long-term bonus was originally earned.
For 2013, 50% of each named executive officer’s long-term bonus was granted in the form of RSUs that vest based upon the achievement of established TSR targets for the four-year performance period ending December 31, 2016 and continued employment through the end of this performance period. In order to earn 100% of these RSUs, TSR from January 1, 2013 through December 31, 2016 must exceed 12%, compounded annually. An amount equal to 25% but less than 100% of these RSUs will be earned if the TSR from January 1, 2013 through December 31, 2016 equals or exceeds 6% and is less than 12%, compounded annually, which amount shall be determined through linear interpolation. None of these RSUs will be earned if the TSR for this period is less than 6%, compounded annually. TSR will be measured based on our TSR for the period prior to the spin-off and the combined TSR of the Company and NSAM for the period after the spin-off. If and to the extent these RSUs vest, our named executive officers will receive a payout, if any, equal to the value at the time of such payout for each RSU that vests of: (i) one share of our common stock, paid in the form of shares of our common stock or LTIP units in the Company’s operating partnership if permitted by us and elected by the named executive officer, to the extent shares of common stock are available under our equity compensation plans, or, if sufficient shares are not available, in cash; and (ii) one share of NSAM common stock, paid in the form of shares of NSAM common stock. Each of our named executive officers will also receive, for each RSU actually earned, the distributions that would have been paid during the second, third and fourth year of such four-year performance period with respect to: (i) prior to the spin-off, a share of our common stock (or two shares prior to the reverse stock split); and (ii) following the spin-off, a share of our common stock and a share of NSAM common stock. For the other half of the long-term bonus for 2013, we granted each named executive officer deferred LTIP units that vest in four annual installments beginning on January 29, 2014, subject to the executive officer’s continued employment through the applicable vesting date.
Pursuant to the Incentive Plan: (i) the following deferred LTIP units were allocated to our named executive officers for 2013 as long-term bonus, which remain subject to annual vesting through January 29, 2017: Mr. Hamamoto – 195,797; Mr. Tylis – 130,532; Mr. Gilbert – 130,532; Ms. Hess – 29,007; and Mr. Lieberman – 14,503; and (ii) the following RSUs were allocated to our named executive officers for 2013 as long-term bonus, which remain subject to the achievement of cumulative performance goals described above for the four-year period ending December 31, 2016 and are subject to the executive officer’s continued employment through such date: Mr. Hamamoto – 195,797; Mr. Tylis – 130,532; Mr. Gilbert – 130,532; Ms. Hess – 29,007; and Mr. Lieberman – 14,503.
For 2012, 50% of each named executive officer’s long-term bonus was granted in the form of RSUs that will vest based upon the achievement of established TSR targets for the four-year performance period ending December 31, 2015 and continued employment through the end of this performance period. In order to earn 100% of these RSUs, TSR from January 1, 2012 through December 31, 2015 must exceed 12%, compounded annually. An amount equal to 25% but less than 100% of these RSUs will be earned if the TSR from January 1, 2012 through December 31, 2015 equals or exceeds 6% and is less than 12%, compounded annually, which amount shall be determined through linear interpolation. None of these RSUs will be earned if the TSR for this period is less than 6%, compounded annually. TSR will be measured based on our TSR for the period prior to the spin-off and the combined TSR of the Company and NSAM for the period after the spin-off. If and to the extent these RSUs vest, our named executive officers will receive a payout, if any, equal to the value at the time of such payout for each RSU that vests of: (i) one share of our common stock, paid in the form of shares of our common stock or LTIP units in our Operating Partnership if permitted by us and elected by the named executive officer, to the extent shares of common stock are available under our equity compensation plans, or, if sufficient shares are not available, in cash; and (ii) one share of NSAM common stock, paid in the form of shares of NSAM common stock. Each of our named executive officers will also receive, for each RSU actually earned, the distributions that would have been paid during the second, third and fourth year of such four-year performance period with respect to: (i) prior to the spin-off, a share of our common stock (or two shares prior to the reverse stock split); and (ii) following the spin-off, a share of our common stock and a share of NSAM common stock. For the other half of the long-term bonus for 2012, we granted each named executive officer LTIP units, which were converted into shares of our common stock in connection with the internal reorganization transactions that preceded the spin-off, that vest in four annual installments beginning on January 29, 2013, subject to the executive officer’s continued employment through the applicable vesting date. In connection with the spin-off, our named executive officers received an equal number of shares of NSAM common stock, subject to the same vesting and other conditions.
Pursuant to the Incentive Plan: (i) the following LTIP units were allocated to our named executive officers for 2012 as long-term bonus, which were subsequently converted into shares of our common stock and NSAM common stock and remain subject to annual vesting through January 29, 2016: Mr. Hamamoto – 275,807; Mr. Tylis – 183,871; Mr. Gilbert – 183,871; Ms. Hess – 40,860; and Mr. Lieberman – 20,430; and (ii) the following RSUs were allocated to our named executive officers for 2012 as long-term bonus, which remain subject to the achievement of cumulative performance goals described above for the four-year period ending December 31, 2015 and are subject to the executive officer’s continued employment through such date: Mr. Hamamoto – 275,807; Mr. Tylis – 183,871; Mr. Gilbert – 183,871; Ms. Hess – 40,860; and Mr. Lieberman – 20,430.
For 2011, 50% of each of our then executive officer’s long-term bonus was granted in the form of RSUs that were subject to vesting based upon the achievement of established TSR targets for the four-year performance period ending December 31, 2014 and continued employment through the end of this performance period. In order to earn 100% of these RSUs, TSR from January 1, 2011 through December 31, 2014 needed to exceed 20%, compounded annually. An amount equal to 25% but less than 100% of these RSUs would have been earned if the TSR from January 1, 2011 through December 31, 2014 equaled or exceeded 12.5% and was less than 20%, compounded annually, which amount was to be determined through linear interpolation. None of these RSUs would have been earned if the TSR for this period was less than 12.5%, compounded annually. TSR was measured based on our TSR for the period prior to the spin-off and the combined TSR of the Company and NSAM for the period after the spin-off. Upon vesting of these RSUs, our named executive officers were entitled to receive a payout, if any, equal to the value at the time of such payout for each RSU that vested of: (i) one share of our common stock, paid in the form of shares of our common stock or deferred LTIP units in the Company’s operating partnership if permitted by us and elected by the named executive officer, to the extent shares of common stock were available under our equity compensation plans or, if sufficient shares were not available, in cash; and (ii) one share of NSAM common stock, paid in the form of shares of NSAM common stock. Each of our named executive officers was also entitled to receive, for each RSU actually earned, the distributions that would have been paid during the second, third and fourth year of such four-year performance period with respect to: (i) prior to the spin-off, a share of our common stock (or two shares prior to the reverse stock split); and (ii) following the spin-off, a share of our common stock and a share of NSAM common stock. For the other half of the long-term bonus for 2011, we granted each executive officer LTIP units, which were converted into shares of our common stock in connection with the internal reorganization transactions that preceded the spin-off, that are subject to vesting in four annual installments beginning on January 29, 2012 based on the executive officer’s continued employment through the applicable vesting date. In connection with the spin-off, our named executive officers received an equal number of shares of NSAM common stock, subject to the same vesting and other conditions.
Pursuant to the Incentive Plan: (i) the following LTIP units were allocated to our named executive officers for 2011 as long-term bonus, which were subsequently converted into shares of our common stock and NSAM common stock and were subject to annual vesting through January 29, 2015: Mr. Hamamoto – 344,872; Mr. Tylis – 188,112; Mr. Gilbert – 188,112; and Ms. Hess – 41,802; and (ii) the following RSUs were allocated to our named executive officers for 2011 as long-term bonus, which remained subject to the achievement of cumulative performance goals described above for the four-year period ending December 31, 2014 and the executive officer’s continued employment through such date: Mr. Hamamoto – 344,872; Mr. Tylis – 188,112; Mr. Gilbert – 188,112; and Ms. Hess – 41,802. Based on actual TSR during this period, our named executive officers earned all of these RSUs and, as a result, each of these RSUs was settled in the form of shares of NSAM common stock and either shares of our common stock or deferred LTIP units. In addition, each of these named executive officers also received, for each RSU actually earned, the distributions that would have been paid during the second, third and fourth year of such four-year performance period with respect to: (i) prior to the spin-off, a share of our common stock (or two shares prior to the reverse stock split); and (ii) following the spin-off, a share of our common stock and a share of NSAM common stock.

Clawback Policy
Where any annual incentive payment or long-term incentive payment to an executive officer was predicated upon achieving certain financial results that were subsequently the subject of a restatement of our financial statements filed with the SEC and a lower payment would have been made to the executive officer based upon the restated financial results, the Board may require that the individual executive officer repay or forfeit to the Company the amount by which any of the individual executive officer’s incentive payments received during the three-year period preceding the publication of the restated financial statements exceeded the lower payment that would have been made based on the restated financial statements.
Where: (i) any annual incentive payment or long-term incentive payment to an executive officer was predicated upon achieving certain performance goals (other than financial results covered above) (each, a “metric”) and subsequently it is determined that such metric was not achieved or was achieved at a level that would have resulted in a lower payment; (ii) the executive officer who provided the information that caused the incorrect determination of such metric being achieved or being achieved at a higher payment level provided it with knowledge that such information was inaccurate and has been terminated for cause; and (iii) a lower payment would have been made to the executive officer based upon the metric not being achieved or being achieved at a lower payment level, the Board may require that such individual executive officer repay or forfeit to the Company the amount by which any of such individual executive officer’s incentive payments received during the three-year period preceding such determination exceeded the lower payment that would have been made based on the metric not being achieved or being achieved at the lower payment level.
For purposes of this policy, the term “executive officer” means any officer who has been designated an executive officer by the Board.
Equity Grant Policies
In connection with the adoption of the Incentive Plan, the NSAM Incentive Plan and bonus awards thereunder, the Compensation Committee determined that it was appropriate to utilize RSUs, LTIP units or deferred LTIP units, each of which could be settled in cash or in stock because of the limited number of remaining equity awards available under the 2004 Stock Incentive Plan at that time. We do not pay distributions on RSUs issued under the Incentive Plan or as long-term bonus for 2014 under the NSAM Incentive Plan, for which the payout is based on the achievement of performance hurdles, unless and until the performance hurdles are met, in which case dividends paid during the second, third and fourth year (if applicable) of the applicable performance period would be paid following the conclusion of the applicable performance period on the RSUs if they are earned. Equity awards issued under the Incentive Plan or as long-term bonus for 2014 under the NSAM Incentive Plan that are subject to vesting based on continued employment, but not subject to the achievement of performance hurdles, pay distributions on the entire amount of all such equity awards beginning on the date of grant. As described above, the equity awards that were awarded as long-term bonus under the Incentive Plan or the NSAM Incentive Plan were determined based on the 20-day average closing price of the Company’s common stock at the end of the first year of each grant cycle. Accordingly, we do not have any practice to time the grant of any equity awards in conjunction with the release of material, non-public information.
In establishing award levels, we generally do not consider the equity ownership levels of the recipients or prior awards that are fully vested because earned and/or vested equity awards do not have retention value. Additionally, it is our belief that competitors seeking to hire our employees would not give credit for equity ownership in our Company and, accordingly, to remain competitive, we would not give credit for ownership levels either.
One of the primary types of equity awards we have used historically are LTIP units. LTIP units represent units of partnership interest which are structured as profits interest in our Operating Partnership and which, conditioned on minimum allocation to the capital accounts of the LTIP unit for federal income tax purposes, are convertible, at the election of the holder, into one common unit of partnership interest in our Operating Partnership. Upon the election of a holder, each such operating partnership unit is then redeemable for cash equal to the then fair market value of one share of our common stock or, at our option, one share of our common stock. We pay distributions on the entire amount of all LTIP units beginning on the date of grant.
Historically, although the Compensation Committee has considered forms of equity compensation other than LTIP units, including stock option grants, the Compensation Committee had determined that LTIP units best aligned the interests of our executive officers with those of our stockholders and potentially provide for certain tax benefits to our executive officers. Additionally, grants of LTIP units may be less dilutive to stockholders over time than options even though the grants of LTIP units are initially more dilutive because they may be deemed outstanding at the time of grant for purposes of CAD and earnings per share calculations. Because we are largely measured by the capital markets based on our CAD, which is exclusive of equity-based compensation expense, the Compensation Committee applies a lesser weighting to the accounting cost associated with equity awards in determining the type of equity awards to provide our executive officers.

Stock Ownership Guidelines
The Compensation Committee adopted minimum equity ownership guidelines for our executive officers. Pursuant to these guidelines, each of our executive officers is expected to own an aggregate number of shares of common stock or restricted stock units of the Company or NSAM or common units, LTIP units or deferred LTIP units in our Operating Partnership or NSAM's operating partnership, whether vested or not, with an aggregate market value as follows (based on a multiple of combined annual salary from the Company and its subsidiaries and NSAM and its subsidiaries):

Title	Guideline
Chief Executive Officer	A multiple of 6X base salary in effect from time-to-time
President	A multiple of 4X base salary in effect from time-to-time
Chief Investment and Operating Officer	A multiple of 4X base salary in effect from time-to-time
Other Executive Officers	A multiple of 3X base salary in effect from time-to-time
For purposes of determining compliance with these guidelines: (i) equity that remains subject to performance-based vesting (i.e., vesting based on the satisfaction of criteria other than, or in addition to, continued employment) shall not be counted; (ii) at least one-third of the aggregate amount of equity held to satisfy these guidelines must constitute equity in the Company or our Operating Partnership; and (iii) at least one-third of the aggregate amount of equity held to satisfy these guidelines must constitute equity in NSAM or NSAM’s operating partnership. Ownership will include shares or units owned: (i) by such person directly or indirectly through a broker or other nominee holder; (ii) by such person’s immediate family members sharing such person’s household; (iii) by trusts for the benefit of such person or such person’s immediate family members; (iv) by entities controlled by such person and/or such person’s spouse and of which a majority of the equity interest are owned by such person or such person’s immediate family members; or (v) in a 401(k) plan, IRA or employee stock purchase or deferred compensation plan.
These guidelines reflect recent changes pursuant to which we increased the amounts of equity that each of our executive officers are expected to own. In exchange for our named executive officers’ agreement to be bound by these guidelines, the Compensation Committee agreed to waive the post-vesting, no-sale restrictions that had applied to the equity awards previously granted to our named executive officers as long-term bonus under the Incentive Plan and would have applied to the equity awards we granted to our named executive officers under the NSAM Incentive Plan for 2014 long-term bonuses. As of the date of this proxy statement, all of the named executive officers are in compliance with our equity ownership guidelines and there are currently no pledges of stock, LTIP units, deferred LTIP units or other equity awards by our named executive officers.
Employment Arrangements; Termination and Change-in-Control Arrangements
Prior to the spin-off, we had employment and non-competition agreements in effect with each of our named executive officers. In connection with the spin-off, NSAM or one of its subsidiaries entered into new employment agreements with each of our executive officers that superseded the employment agreement we had with our named executive officers. As a result, we no longer have effective employment agreements with our named executive officers.
Our outstanding equity awards to our named executive officers provide for acceleration of vesting of some or all of the unvested portion of these awards upon a termination of employment in certain circumstances or a change of control of the Company or NSAM. See “Executive Compensation and Other Information—Compensation of Executive Officers—Potential Payments on Termination or Change of Control” for a summary of these arrangements. In many instances senior management lose their jobs in connection with a change of control. By agreeing up front to protect our named executive officers from losing their equity or other compensation in the event of a change of control, we believe we can reinforce and encourage the continued attention and dedication of our executive officers to their assigned duties without distraction in the face of an actual or threatened change of control. This protection also aligns the interests of our executive officers with those of our stockholders. We also believe that accelerated vesting of equity awards in the event of a termination without cause, by an executive for good reason or as a result of death or disability is appropriate in light of the fact that retention is the primary purpose of the vesting requirements in these equity awards.

COMPENSATION COMMITTEE REPORT
The Compensation Committee of the board of directors of the Company is responsible for, among other things, determining compensation for the Company’s executive officers, administering the Company’s equity compensation plans and producing an annual report on executive compensation for inclusion in the Company’s annual meeting proxy statement. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, under the Securities Exchange Act of 1934, as amended, with management. Based on such review and discussions, the

Compensation Committee has recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.
Compensation Committee:
Charles W. Schoenherr, Chairperson
Judith A. Hannaway
Louis J. Paglia

Compensation of Executive Officers
Summary Compensation Table
The following table shows the compensation for each of our named executive officers in accordance with Item 402(c) of Regulation S-K.

		Salary	Bonus		Stock Awards		Non-Equity Incentive Plan Compensation		All Other Compensation	Total Compensation
	Year	($)	($)		($)		($)		($)(1)	($)
David T. Hamamoto	2014	$603,750	$903,216	(2)	$48,700,011	(7)	$10,117,019	(10)	$10,400	$60,334,396
Chief Executive Officer	2013	$1,050,000	$2,050,813	(3)(5)	$7,854,998	(8)	$7,498,865	(11)(13)	$10,200	$18,464,876
	2012	$950,000	$1,773,995	(4)(6)	$5,793,850	(9)	$5,321,986	(12)(14)	$10,000	$13,849,831
Albert Tylis	2014	$345,000	$602,144	(2)	$32,466,698	(7)	$6,744,678	(10)	$10,400	$40,168,920
President	2013	$600,000	$1,450,535	(3)(5)	$5,236,660	(8)	$5,249,223	(11)(13)	$10,200	$12,546,618
	2012	$500,000	$1,239,192	(4)(6)	$3,160,282	(9)	$3,717,575	(12)(14)	$10,000	$8,627,049
Daniel R. Gilbert	2014	$345,000	$597,588	(2)	$32,436,996	(7)	$6,726,453	(10)	$10,400	$40,116,437
Chief Investment and Operating Officer	2013	$600,000	$1,436,866	(3)(5)	$5,236,660	(8)	$5,194,545	(11)(13)	$10,200	$12,478,271
	2012	$500,000	$1,239,192	(4)(6)	$3,160,282	(9)	$3,717,575	(12)(14)	$10,000	$8,627,049
Debra A. Hess	2014	$330,625	$272,666	(2)	$9,445,966	(7)	$2,518,642	(10)	$10,400	$12,578,299
Chief Financial Officer	2013	$575,000	$407,633	(3)(5)	$1,163,707	(8)	$1,492,834	(11)(13)	$10,200	$3,649,374
	2012	$500,000	$371,545	(4)(6)	$702,282	(9)	$1,114,635	(12)(14)	$10,000	$2,698,462
Ronald J. Lieberman	2014	$287,500	$136,333	(2)	$5,870,395	(7)	$1,288,315	(10)	$10,400	$7,592,943
Executive Vice President, General Counsel and Secretary	2013	$500,000	$203,817	(3)(5)	$581,846	(8)	$746,417	(11)(13)	$10,200	$2,042,280
	2012	$400,000	$137,700	(4)(6)	$150,000	(9)	$413,099	(12)(14)	$10,000	$1,110,799
____________

(1)	Represents matching contributions in connection with our 401(k) plan.

(2)	Represents the allocable discretionary portion of the deferred cash bonuses paid in 2014 under the Incentive Plan for 2012 and 2013, if applicable.

(3)
Represents the allocable discretionary portion of the annual cash bonuses under the Incentive Plan for 2013 and the allocable discretionary portion of the deferred cash bonuses paid in 2013 under the Incentive Plan for 2011 and 2012, if applicable.

(4)
Represents the allocable discretionary portion of the annual cash bonuses under the Incentive Plan for 2012 and the allocable discretionary portion of the deferred cash bonuses paid in 2012 under the Incentive Plan for 2010 and 2011, if applicable.

(5)
Does not include the following discretionary portion of the deferred cash bonuses payable on December 31, 2014 (subject to continued employment with us, NSAM or any of its subsidiaries through such date), awarded to our named executive officers pursuant to the Incentive Plan for 2013: David T. Hamamoto–$448,808; Albert Tylis–$299,206; Daniel R. Gilbert–$294,649; Debra A. Hess–$134,967; and Ronald J. Lieberman–$67,483. Also, does not include the following deferred LTIP units issued in lieu of the 50% of the discretionary portion of the deferred cash bonuses under the Incentive Plan for 2013 that are to vest on December 31, 2015 (subject to continued employment with us, NSAM or any of its subsidiaries through such date): David T. Hamamoto–18,857; Albert Tylis–12,571; Daniel R. Gilbert–12,380; Debra A. Hess–5,671; and Ronald J. Lieberman–2,835.

(6)
Does not include the following discretionary portion of the deferred cash bonuses payable 50% on December 31, 2013 and 50% on December 31, 2014 (subject to continued employment with us, NSAM or any of its subsidiaries through each such date), awarded to our named executive officers pursuant to the Incentive Plan for 2012: David T. Hamamoto–$908,816; Albert Tylis–$605,877; Daniel R. Gilbert–$605,877; Debra A. Hess–$275,399; and Ronald J. Lieberman–$137,700.

(7)
For each individual, 70% or more of the stock awards were granted in a one-time grant in connection with the spin-off. Represents the grant date fair value, computed in accordance with FASB ASC Topic 718, of awards that were allocated to our executive officers in 2014, which are set forth below in the “2014

Grants of Plan Based Awards” table. The fair value of the RSUs granted under the Incentive Plan as a portion of long-term bonus for 2013 that are subject to vesting based on the achievement of performance goals for the four-year period ending December 31, 2016 and continued employment through such date was determined by a Monte Carlo analysis under a risk-neutral premise using a risk-free interest rate of 0.63%. If we assumed that all of the performance goals and time vesting for these RSUs would be achieved at the grant date, the value of the awards at the grant date would have been as follows: David T. Hamamoto–$6,073,638; Albert Tylis–$4,049,103; Daniel R. Gilbert–$4,049,103; Debra A. Hess–$899,797; and Ronald J. Lieberman–$449,899. The fair value of the Absolute TSR RSUs and Relative TSR RSUs was determined by a Monte Carlo analysis under a risk-neutral premise using a risk-free interest rate of 1.48%. The fair value of the NSAM Performance RSUs, Absolute TSR RSUs and Relative TSR RSUs assumed that, prior to the spin-off, the value of the portion of the Company’s business that was to be part of NSAM following the spin-off represented 53% of the total value of the Company. If we assumed that all of the performance goals and time vesting for the Absolute TSR RSUs would be achieved at the grant date, the value of the awards at the grant date would have been as follows: David T. Hamamoto–$11,922,887; Albert Tylis–$7,948,586; Daniel R. Gilbert–$7,948,586; Debra A. Hess–$2,384,581; and Ronald J. Lieberman–$1,589,721. If we assumed that all of the performance goals and time vesting for the Relative TSR RSUs would be achieved at the grant date, the value of the awards at the grant date would have been as follows: David T. Hamamoto–$14,903,609; Albert Tylis–$9,935,732; Daniel R. Gilbert–$9,935,732; Debra A. Hess–$2,980,726; and Ronald J. Lieberman–$1,987,151. The fair value of the deferred LTIP units granted as a portion of the long-term bonus and deferred bonus for 2013 was determined based on the stock price on the grant date.

(8)
Represents the grant date fair value, computed in accordance with FASB ASC Topic 718, of awards that were allocated to our executive officers in early 2013 under the Incentive Plan which, for Messrs. Hamamoto, Tylis, Gilbert and Lieberman and Ms. Hess, include: (i) RSUs which remain subject to the achievement of cumulative performance goals for the four-year period ending December 31, 2015 and are subject to the executive officer’s continued employment with us, NSAM or any of its subsidiaries through such date; and (ii) LTIP units (subsequently converted into shares of common stock of NRFC Sub-REIT Corp., which became shares of our common stock when our predecessor merged with and into NRFC Sub-REIT Corp.) which vest in four annual installments beginning on January 29, 2013, subject to the executive officer’s continued employment with us, NSAM or any of its subsidiaries through the applicable vesting dates. The fair value of the RSUs was determined by a Monte Carlo analysis under a risk-neutral premise using a risk-free interest rate of 0.44%. If we assumed that all of the performance goals and time vesting for the RSUs would be achieved at the grant date, the value of the awards at the grant date would have been as follows: David T. Hamamoto–$4,457,049; Albert Tylis–$2,971,363; Daniel R. Gilbert–$2,971,363; Debra A. Hess–$660,306; and Ronald J. Lieberman–$330,149. The fair value of the LTIP units was determined based on the stock price on the grant date.

(9)
Represents the grant date fair value, computed in accordance with FASB ASC Topic 718, of awards that were allocated to our executive officers in early 2012 under the Incentive Plan which, for Messrs. Hamamoto, Tylis and Gilbert and Ms. Hess, include: (i) RSUs which remain subject to the achievement of cumulative performance goals for the four-year period ending December 31, 2014 and are subject to the executive officer’s continued employment with us, NSAM or any of its subsidiaries through such date; and (ii) LTIP units (subsequently converted into shares of common stock of NRFC Sub-REIT Corp., which became shares of our common stock when our predecessor merged with and into NRFC Sub-REIT Corp.) which vest in four annual installments beginning on January 29, 2012, subject to the executive officer’s continued employment with us, NSAM or any of its subsidiaries through the applicable vesting dates. For Mr. Lieberman, represents the grant date fair value of the LTIP units granted in early 2012 under the Incentive Plan, which vest in 12 quarterly installments beginning on April 29, 2012, subject to Mr. Lieberman’s continued employment with us, NSAM or any of its subsidiaries through the applicable vesting dates. The fair value of the RSUs was determined by a Monte Carlo analysis under a risk-neutral premise using a risk-free interest rate of 0.42%. If we assumed that all of the performance goals and time vesting for the RSUs would be achieved at the grant date, the value of the awards at the grant date would have been as follows: David T. Hamamoto–$3,931,541; Albert Tylis–$2,144,477; Daniel R. Gilbert–$2,144,477; and Debra A. Hess–$476,549. The fair value of the LTIP units was determined based on the stock price on the grant date.

(10)
Represents the portion of the annual cash bonuses under the Incentive Plan for 2014 that were paid by the Company, which represented 50% of the total 2014 annual cash bonuses payable under the NSAM Incentive Plan and the allocable non-discretionary portion of the deferred cash bonuses paid in 2014 under the Incentive Plan for 2012 and 2013, if applicable.

(11)
Represents the allocable non-discretionary portion of the annual cash bonuses under the Incentive Plan for 2013 and the allocable non-discretionary portion of the deferred cash bonuses paid in 2013 under the Incentive Plan for 2011 and 2012, if applicable.

(12)
Represents the allocable non-discretionary portion of the annual cash bonuses under the Incentive Plan for 2012 and the allocable non-discretionary portion of the deferred cash bonuses paid in 2012 under the Incentive Plan for 2010 and 2011, if applicable.

(13)
Does not include the following non-discretionary portion of the deferred cash bonuses payable on December 31, 2014 (subject to continued employment with us, NSAM or any of its subsidiaries through such date), awarded to our named executive officers pursuant to the Incentive Plan for 2013: David T. Hamamoto–$1,795,234; Albert Tylis–$1,196,822; Daniel R. Gilbert–$1,178,597; Debra A. Hess–$539,868; and Ronald J. Lieberman–$269,934. Also, does not include the following deferred LTIP units issued in lieu of the 50% of the non-discretionary portion of the deferred cash bonuses under the Incentive Plan for 2013 that are to vest on December 31, 2015 (subject to continued employment with us, NSAM or any of its subsidiaries through such date): David T. Hamamoto–75,430; Albert Tylis–50,287; Daniel R. Gilbert–49,521; Debra A. Hess–22,683; and Ronald J. Lieberman–11,341.

(14)
Does not include the following non-discretionary portion of the deferred cash bonuses payable 50% on December 31, 2013 and 50% on December 31, 2014 (subject to continued employment with us, NSAM or any of its subsidiaries through each such date), awarded to our named executive officers pursuant to the Incentive Plan for 2012: David T. Hamamoto–$2,726,448; Albert Tylis–$1,817,632; Daniel R. Gilbert–$1,817,632; Debra A. Hess–$826,196; and Ronald J. Lieberman–$413,099.

2014 Grants of Plan-Based Awards Table
The following table provides information about awards granted in 2014 to each of our named executive officers. There were no option awards in 2014.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards	Estimated Future Payouts Under Equity Incentive Plan Awards
	Grant	Target(1)	Threshold	Target	Maximum	All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value
Name	Date	($)	(#)	(#)	(#)	(#)	($)
David T. Hamamoto		$13,917,121	—	—	—	—	—
	2/28/14	—	48,949	195,797	195,797	—	$5,278,701	(2)
	2/28/14	—	—	—	—	195,797	$6,073,638	(3)
	2/28/14	—	—	—	—	94,288	$2,924,798	(4)
	4/3/14	—	934,579	934,579	934,579	—	$15,897,189	(5)
	4/3/14	—	175,234	700,934	700,934	—	$7,163,545	(6)
	4/3/14	—	175,234	876,168	876,168	—	$11,362,140	(7)
Albert Tylis		$9,278,081	—	—	—	—	—
	2/28/14	—	32,633	130,532	130,532	—	$3,519,143	(2)
	2/28/14	—	—	—	—	130,532	$4,049,103	(3)
	2/28/14	—	—	—	—	62,859	$1,949,871	(4)
	4/3/14	—	623,053	623,053	623,053	—	$10,598,132	(5)
	4/3/14	—	116,822	467,289	467,289	—	$4,775,694	(6)
	4/3/14	—	116,822	584,112	584,112	—	$7,574,755	(7)
Daniel R. Gilbert		$9,278,081	—	—	—	—	—
	2/28/14	—	32,633	130,532	130,532	—	$3,519,143	(2)
	2/28/14	—	—	—	—	130,532	$4,049,103	(3)
	2/28/14	—	—	—	—	61,901	$1,920,169	(4)
	4/3/14	—	623,053	623,053	623,053	—	$10,598,132	(5)
	4/3/14	—	116,822	467,289	467,289	—	$4,775,694	(6)
	4/3/14	—	116,822	584,112	584,112	—	$7,574,755	(7)
Debra A. Hess		$3,131,352	—	—	—	—	—
	2/28/14	—	7,252	29,007	29,007	—	$782,029	(2)
	2/28/14	—	—	—	—	29,007	$899,797	(3)
	2/28/14	—	—	—	—	28,355	$879,557	(4)
	4/3/14	—	186,916	186,916	186,916	—	$3,179,441	(5)
	4/3/14	—	35,047	140,187	140,187	—	$1,432,711	(6)
	4/3/14	—	35,047	175,233	175,233	—	$2,272,431	(7)
Ronald J. Lieberman		$1,623,664	—	—	—	—	—
	2/28/14	—	3,626	14,503	14,503	—	$391,014	(2)
	2/28/14	—	—	—	—	14,503	$449,899	(3)
	2/28/14	—	—	—	—	14,177	$439,771	(4)
	4/3/14	—	124,610	124,610	124,610	—	$2,119,616	(5)
	4/3/14	—	23,365	93,458	93,458	—	$955,141	(6)
	4/3/14	—	23,365	116,822	116,822	—	$1,514,954	(7)
____________

(1)
Under the NSAM Incentive Plan, award recipients were granted percentage allocations in an annual bonus pool, the size of which was to equal 17% of NSAM’s revenues in 2014, determined on a pro forma basis, giving effect to the spin-off as if it occurred on January 1, 2014. The potential payout for these allocations was to be determined based on NSAM’s achievement of performance goals based on CAD of the Company and NSAM, non-traded REIT capital raising and the closing of the spin-off (together with the achievement of certain minimum CAD and/or non-traded REIT capital raising targets). The amount reported relates to these allocations. Because there are no established target amounts for these allocations under the NSAM Incentive Plan, the amounts reported under the “Target ($)” sub-column represent the amounts that were earned based on the Company’s performance during 2014. As there was no minimum or maximum amount for these allocations under the NSAM Incentive Plan, the sub-columns “Threshold ($)” and “Maximum ($)” are not applicable and have not been presented. These percentage allocations were granted prior to the spin-off when NSAM was still a wholly-owned subsidiary. Following the spin-off, NSAM retained the obligation to pay the annual bonuses under the NSAM Incentive Plan, except that, pursuant to the employee matters agreement that the Company entered into with NSAM in connection with the spin-off, the Company agreed that it would have the duty and obligation to make the cash bonus portion of any incentive payment to employees of NSAM for services they performed as employees of the Company during 2014 prior to the spin-off. As a result, the Company was responsible for paying 50% of the 2014 annual cash bonuses earned by our executive officers under the NSAM Incentive Plan. See “Executive Compensation and Other Information—Compensation Discussion and Analysis—Elements of Compensation—2014 Bonus” for additional information relating to the NSAM Incentive Plan.

(2)
Represents RSUs granted as of February 28, 2014 under the Incentive Plan as a portion of long-term bonus for 2013, which RSUs are subject to vesting based on the achievement of performance goals for the four-year period ending December 31, 2016 and continued employment through such date. Under the Incentive Plan, in early 2013, award recipients were granted percentage allocations in a long-term bonus pool, the size of which was to be determined based on the Company’s adjusted equity capital during 2013 and AFFO above a 9% return hurdle on adjusted equity capital for the year. In accordance with the Incentive Plan, as of February 28, 2014, 50% of these allocations were converted into these RSUs based on the dollar amount of such allocation divided by the 20-business day average closing price of our common stock of $23.80 on December 31, 2013. The following are the number of these RSUs that were granted to our executive officers as of February 28, 2014 pursuant to these awards: David T. Hamamoto–195,797; Albert Tylis–130,532; Daniel R. Gilbert–130,532; Debra A. Hess–29,007; and Ronald J. Lieberman–14,503. Each executive officer’s RSUs will only be earned upon the achievement of cumulative performance goals for the four-year period ending December 31, 2016 and the executive officer’s continued employment with us, NSAM or any of its subsidiaries through such date. Because there is no established target amount for these RSUs under the Incentive Plan, the amounts reported under the “Target (#)” sub-column represent the amounts that the executives would have earned if our performance for the four-year performance period under the Incentive Plan continued at the same annualized rate as we experienced from January 1, 2013 through December 31, 2014. Because our annualized performance from January 1, 2013 through December 31, 2014 would have resulted in executives receiving the maximum award under the Incentive Plan, the amount reported in the “Target (#)” sub-column equals the maximum award. The amount reported under the “Threshold (#)” sub-column equals 25% of the total number of RSUs, which represents the number of RSUs that would be earned if the minimum performance goal was achieved. See “Executive Compensation and Other Information—Compensation Discussion and Analysis—Elements of Compensation—Prior Year Long-Term Bonuses” for additional information relating to these RSUs.

(3)
Represents deferred LTIP units granted as of February 28, 2014 under the Incentive Plan as a portion of long-term bonus for 2013, which are subject to vesting based on continued employment through December 31, 2016. Under the Incentive Plan, in early 2013, award recipients were granted percentage allocations in a long-term bonus pool, the size of which was to be determined based on the Company’s adjusted equity capital during 2013 and AFFO above a 9% return hurdle on adjusted equity capital for the year. In accordance with the Incentive Plan, as of February 28, 2014, 50% of these allocations were converted into these deferred LTIP units based on the dollar amount of such allocation divided by the 20-business day average closing price of our common stock of $23.80 on December 31, 2013. The following are the number of these deferred LTIP units that were granted to our executive officers as of February 28, 2014 pursuant to the foregoing awards: David T. Hamamoto–195,797; Albert Tylis–130,532; Daniel R. Gilbert–130,532; Debra A. Hess–29,007; and Ronald J. Lieberman–14,503. Upon grant, each executive officer’s deferred LTIP units was subject to vesting in four annual installments beginning on January 29, 2014, subject to the executive officer’s continued employment with us, NSAM or any of its subsidiaries through such dates and could not be sold by the executive officers until December 31, 2016. In connection with the agreement of our executive officer’s to be subject to our equity ownership guidelines, we agreed to waive the no-sale restrictions applicable to these deferred LTIP units. See “Executive Compensation and Other Information—Compensation Discussion and Analysis—Elements of Compensation—Prior Year Long-Term Bonuses” for additional information relating to these deferred LTIP units.

(4)
Represents deferred LTIP units granted as of February 28, 2014 under the Incentive Plan as a portion of deferred bonus earned for 2013. These deferred LTIP units are subject to vesting based on continued employment through December 31, 2015.

(5)
Represents the NSAM Performance RSUs granted in connection with the spin-off. These awards were granted under the NorthStar Asset Management Group Inc. 2014 Omnibus Stock Incentive Plan, or NSAM 2014 Plan, prior to the spin-off when NSAM was still a wholly-owned subsidiary. Executive officers will earn all of the RSUs if the performance goal is achieved and will not earn any of the RSUs if the performance goal is not achieved. Accordingly, the amounts reported under the “Threshold (#),” “Target (#)” and “Maximum (#)” sub-columns are all the same and represent the amounts that would be earned if the performance goal was achieved. See “Executive Compensation and Other Information—Compensation Discussion and Analysis—Elements of Compensation—Spin-Off Grants” for additional information relating to the NSAM Performance RSUs.

(6)
Represents the Absolute TSR RSUs granted in connection with the spin-off. These awards were granted under the NSAM 2014 Plan prior to the spin-off when NSAM was still a wholly-owned subsidiary. Because there is no established target amount for these RSUs, the amounts reported under the “Target (#)” sub-column represent the amounts that the executives would have earned if our performance for the four-year performance period under these RSUs continued at the same annualized rate as we experienced from the beginning of the performance period through December 31, 2014. Because our annualized performance from the beginning of the performance period through December 31, 2014 would have resulted in executives receiving the maximum award under these RSUs, the amount reported in the “Target (#)” sub-column equals the maximum award. The amount reported under the “Threshold (#)” sub-column equals 25% of the total number of RSUs, which represents the number of RSUs that would be earned if the minimum performance goal was achieved. See “Executive Compensation and Other Information—Compensation Discussion and Analysis—Elements of Compensation—Spin-Off Grants” for additional information relating to the Absolute TSR RSUs.

(7)
Represents the Relative TSR RSUs granted in connection with the spin-off. These awards were granted under the NSAM 2014 Plan prior to the spin-off when NSAM was still a wholly-owned subsidiary. Because there is no established target amount for these RSUs, the amounts reported under the “Target (#)” sub-column represent the amounts that the executives would have earned if our performance for the four-year performance period under these RSUs continued at the same annualized rate as we experienced from the beginning of the performance period through December 31, 2014. Because our annualized performance from the beginning of the performance period through December 31, 2014 would have resulted in executives receiving the maximum award under these RSUs, the amount reported in the “Target (#)” sub-column equals the maximum award, which equals 125% of the number of RSUs granted. The amount reported under the “Threshold (#)” sub-column equals 25% of the total number of RSUs, which represents the number of RSUs that would be earned if the minimum performance goal was achieved. See “Executive Compensation and Other Information—Compensation Discussion and Analysis—Elements of Compensation—Spin-Off Grants” for additional information relating to the Relative TSR RSUs.

Discussion of Summary Compensation and Grants of Plan-Based Awards Tables
Our executive compensation policies and practices pursuant to which the compensation set forth in the Summary Compensation Table and the 2014 Grants of Plan-Based Awards Table was paid or awarded and the terms of the awards granted to our named executive officers that are reflected above in the 2014 Grants of Plan-Based Awards Table are described above in “Executive Compensation and Other Information—Compensation Discussion and Analysis” and below in “Executive Compensation and Other Information—Compensation of Executive Officers—Potential Payments on Termination or Change of Control.”
The terms of the NSAM RSUs granted in connection with the spin-off that relate to the manner in which these awards are treated in connection with a termination of employment or change of control are described below. Upon a termination of an executive’s employment without cause, by the executive for good reason or due to the executive’s death or disability: (i) the executive’s NSAM Performance RSUs will be treated in the manner set forth in the executive’s employment agreement with NSAM, which provides for full acceleration of vesting upon a termination without cause, by the executive for good reason or as a result of death or disability; provided that no shares would vest under the NSAM Performance RSUs unless and until the performance hurdle applicable to the NSAM Performance RSUs had been achieved; and (ii) the executive will retain a pro rata percentage of the Absolute TSR RSUs and Relative TSR RSUs and vesting of the remaining amount will remain subject to the same performance-based criteria and will be determined at the end of the four-year performance period, except that a termination in connection with a change of control will be treated as if it was a change of control. The vesting of awards described above is subject to the executive’s execution of a general release of claims in favor of NSAM and related persons and entities. Upon a change of control of the Company or NSAM, the executives will be entitled to full vesting of the Company Performance RSUs and vesting of a pro rata percentage of the Absolute TSR RSUs and Relative TSR RSUs based on the greater of the percentage of the performance period that has elapsed or the percentages of such awards that would have been earned if NSAM’s stock price at the end of the four-year period had been the same as the stock price on the date of the change of control.
Outstanding Equity Awards at Fiscal Year End 2014
The following table sets forth certain information with respect to outstanding equity awards as of December 31, 2014 with respect to our named executive officers.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
David T. Hamamoto	465,256	$8,179,200	471,604	$8,290,798
Albert Tylis	299,720	$5,269,078	314,403	$5,527,205
Daniel R. Gilbert	298,763	$5,252,254	314,403	$5,527,205
Debra A. Hess	80,989	$1,423,787	69,867	$1,228,262
Ronald J. Lieberman	36,430	$640,439	34,933	$614,122
____________
(1)    For each of our named executive officers, includes the following:

Name	Long-Term Bonus 2013 (a)	Deferred Bonus 2013 (b)	Long-Term Bonus 2012 (c)	Long-Term Bonus 2011 (d)	Prior NRF Equity Award (e)	Total
David T. Hamamoto	146,848	94,287	137,903	86,218	—	465,256
Albert Tylis	97,899	62,858	91,935	47,028	—	299,720
Daniel R. Gilbert	97,899	61,901	91,935	47,028	—	298,763
Debra A. Hess	21,755	28,354	20,430	10,450	—	80,989
Ronald J. Lieberman	10,877	14,177	10,215	—	1,161	36,430
____________

(a)
Represents the unvested portion of deferred LTIP units granted as of February 28, 2014 under the Incentive Plan as a portion of long-term bonus for 2013, which are scheduled to vest in substantially equal installments on January 29, 2015, 2016 and 2017, subject to the executive officer’s continued employment through such dates.

(b)
Represents the deferred LTIP units granted as of February 28, 2014 under the Incentive Plan as a portion of deferred bonus for 2013, which are scheduled to vest on December 31, 2015, subject to the executive officer’s continued employment through such date.

(c)
Represents the unvested portion of shares of common stock, originally granted as LTIP units in our operating partnership prior to the spin-off and related restructuring, granted as of February 13, 2013 under the Incentive Plan as a portion of long-term bonus for 2012, which are scheduled to vest in substantially equal installments on January 29, 2015 and 2016, subject to the executive officer’s continued employment through such date.

(d)
Represents the unvested portion of shares of common stock, originally granted as LTIP units in our operating partnership prior to the spin-off and related restructuring, granted as of February 17, 2012 under the Incentive Plan as a portion of long-term bonus for 2011, which are scheduled to vest on January 29, 2015, subject to the executive officer’s continued employment through such date.

(e)
Represents the unvested portion of shares of common stock, originally granted as LTIP units in our operating partnership prior to the spin-off and related restructuring, granted in February 2012, which were scheduled to vest on January 29, 2015.

(2)	The value of the awards reflected in the table is based on a price per share or unit of $17.58, which was the closing price of our common stock on the NYSE as of December 31, 2014.

(3)
In accordance with the Incentive Plan, as of February 28, 2014 and February 13, 2013, 50% of our executive officers’ allocations in the long-term bonus pool for 2013 and 2012 were converted into RSUs granted to our executive officers based on the dollar amount of each allocation divided by the 20-business day average closing price of our common stock of $23.80 and $13.48 prior to December 31, 2013 and December 31, 2012, respectively. Each executive officer’s RSUs will only be earned upon the achievement of cumulative performance goals for the four-year period ending December 31, 2016 and December 31, 2015, respectively, and the executive officer’s continued employment through such date. Assuming our performance for the four-year performance periods applicable to these awards continues at the same annualized rate as we experienced from the beginning of each performance period through December 31, 2014, each executive officer would fully earn all of these RSUs. Accordingly, the table reflects the maximum number of RSUs that may be earned under such awards. See “Executive Compensation and Other Information—Compensation Discussion and Analysis—Elements of Compensation—Prior Year Long-Term Bonuses” for additional information relating to these RSUs.
Option Exercises and Stock Vested in 2014
The following table sets forth certain information with respect to stock awards vesting during the year ended December 31, 2014 with respect to our named executive officers.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
David T. Hamamoto	548,991	$9,045,635
Albert Tylis	313,741	$5,145,776
Daniel R. Gilbert	313,741	$5,145,776
Debra A. Hess	69,719	$1,143,490
Ronald J. Lieberman	25,307	$376,294
____________

(1)	Represents LTIP units that vested during 2014.

(2)	Based on the closing price of our common stock on the NYSE on the date of vesting, which ranged from $14.33 per share to $17.58 per share.
Potential Payments on Termination or Change of Control
Our outstanding equity awards to our named executive officers provide for acceleration of vesting of some or all of the unvested portion of these awards upon a termination of employment in certain circumstances or a change of control of the Company or NSAM. The discussion below describes these provisions.
Prior to the spin-off, we had employment and non-competition agreements in effect with each of our named executive officers. These agreements were effective through June 30, 2014 when we completed the spin-off of our asset management business and our named executive officers entered into new employment agreements with NSAM or one of its subsidiaries, which superseded their prior agreements with us. Although we no longer have employment agreements with our named executive officers, as noted above, we have agreed to pay directly or reimburse our manager for the portion of any severance paid by our manager or NSAM or its other subsidiaries to an individual pursuant to the terms of any employment, consulting or similar service agreement, including the employment agreements with NSAM or its subsidiaries and our named executive officers, that corresponds to or is attributable to: (i) the equity compensation that we are required to pay directly or reimburse our manager pursuant to the management agreement; (ii) any cash and/or equity compensation paid directly by us to such individual as an employee or other service provider of our company; and (iii) any amounts paid to such individual by our manager or NSAM or its other subsidiaries that we are obligated to reimburse our manager pursuant to the management agreement. Because our obligation to pay these amounts is owed to our manager and not directly to our named executive officers and we do not control the terms of the agreements between our manager or NSAM or its other subsidiaries and our named executive officers, the discussion below does not include these amounts or a discussion of any arrangements that our manager or NSAM or its other subsidiaries may have with our named executive officers pursuant to which our obligations to our manager may arise.
Other than these provisions applicable to our outstanding equity awards, we do not have any contracts, plans or arrangements that provide for payment to any of our named executive officers in connection with any termination, change of control of the Company or change in such officer’s responsibilities.
Termination
In the event one of our named executive officer’s employment is terminated without cause, by the executive for good reason or as a result of death or disability, then:

•
as a result of the terms of the award agreements and provisions contained in the executive’s current employment agreement with NSAM or one of its subsidiaries, the equity awards granted to the executive as deferred bonus or long-term bonus pursuant to the Incentive Plan that were scheduled to vest based solely on continued employment through a future date will vest in full;

•
with respect to the RSUs granted to the executive as long-term bonus pursuant to the Incentive Plan that were subject to performance-based vesting criteria, the number of RSUs that will vest, if any, will continue to be determined at the end of the applicable long-term bonus performance period but the number of RSUs earned will be pro-rated based on the number of days that the named executive officer was employed during such long-term bonus performance period and will not be subject to continued employment through the end of the such long-term bonus performance period;

•
with respect to the executive’s NRF Time-Based Award under the NSAM Incentive Plan, a pro rata percentage of the award will vest based on the percentage of the plan year that elapsed prior to the termination (i.e., 100% with respect to a termination on or after the end of 2014); and

•
with respect to the executive’s NRF TSR Award under the NSAM Incentive Plan, a pro rata percentage of the award will be retained based on the percentage of the performance period that elapsed prior to the termination and vesting of these remaining amounts will remain subject to the same performance-based criteria, which will be determined at the end of the performance period, except that a termination in connection with a change of control will be treated as if it was a change of control.

Following the spin-off, termination of employment under the Incentive Plan refers to the termination of employment from all of NSAM, the Company and their respective subsidiaries. The vesting of awards described above is subject to the executive’s execution of a general release of claims in favor of the Company and related persons and entities.
Change of Control
In the event of a change of control of the Company or NSAM:

•
as a result of the terms of the award agreements, the equity awards granted to our named executive officers as deferred bonus or long-term bonus pursuant to the Incentive Plan that were scheduled to vest based solely on continued employment through a future date will vest in full;

•
with respect to the RSUs granted as long-term bonus pursuant to the Incentive Plan that were subject to performance-based vesting criteria, the number of RSUs that will vest will be equal to the greater of: (i) a pro-rated portion of such RSUs based on the percentage of the applicable long-term bonus performance period that elapsed from the first day of such period through the date of the change of control; or (ii) the number of RSUs that would have been earned if the stock price as of the end of the applicable long-term bonus performance period equaled the stock price as of the date of the change of control;

•
with respect to the NRF Time-Based Awards under the NSAM Incentive Plan, a pro rata percentage of the awards will vest based on the percentage of the plan year that elapsed prior to the change of control (i.e., 100% with respect to a change of control on or after the end of 2014); and

•
with respect to the NRF TSR Awards under the NSAM Incentive Plan, a pro rata percentage of the awards will vest based on the greater of the percentage of the performance period (i.e., the four-year period ending December 31, 2017) that has elapsed or the percentage of such awards that would have been earned if our stock price as of the end of the performance period equaled the stock price on the date of the change of control.

With respect to the equity awards under the NSAM Incentive Plan, if the change of control had occurred prior to the end of the plan year, the amount of the long-term bonus pool used to determine the amount of the award would have been adjusted on an equitable basis (i.e., annualized) to reflect the shortened plan year, the NRF Time-Based Award would have been payable in shares of our common stock and we would have had the option to pay the long-term bonus in cash instead of equity. In connection with the spin-off, the NSAM Incentive Plan that was adopted amended awards made under the Incentive Plan to provide that, upon a change of control, the pro rata percentage of performance-based RSUs that will vest will equal the greater of (i) the pro rata portion of the performance period that has elapsed or (ii) the amount that would have been earned if the stock price at the end of the applicable performance period equaled the stock price as of the date of the change of control. Previously, the portion of these awards that would vest upon a change of control was limited to the pro rata portion of the performance period that has elapsed. This change was made to align the treatment of these awards with the treatment of awards under the NSAM Incentive Plan and to avoid creating a disincentive for our named executive officers to pursue a change of control transaction at a time when our TRS had already exceeded the level necessary to meet the full four-year performance hurdle under outstanding RSUs. In addition, the definition of change of control was expanded to also include a change of control of NSAM in order to reflect our modified management structure following the spin-off.
No Tax Gross-Up
We are not subject to any contractual arrangements that require us to provide any tax gross-up payment to any of our named executive officers. In connection with the spin-off, our employment agreements with Messrs. Hamamoto, Tylis and Gilbert that had provided for a tax gross-up payment in the event they were terminated without cause or resigned for good reason following a change of control and become subject to the so-called “parachute” excise tax imposed by Internal Revenue Code Sections 280G and 4999 were superseded by new employment agreements that these executives entered into with NSAM. The new employment agreements with NSAM do not provide for a similar tax gross-up payment and, instead, provided that, in the event that any payment or benefit to be paid or provided to the executive would be subject to the excise tax under Internal Revenue Code Sections 280G and 4999, payments and benefits to the executive will be reduced to the extent necessary to avoid the imposition of such excise tax, but only if such reduction would result in a greater after-tax benefit to the executive.
Change of Control Compensation Table
The following table shows the potential payments to our named executive officers upon a termination of employment without cause or for good reason, upon a change of control of the Company and upon the death or disability of a named executive officer based on our agreements and plans in effect as of December 31, 2014. The types of events constituting cause, good reason, disability and a change of control may differ in some respects among the different arrangements providing for benefits to the named executive officers; however, for consistency in presentation, our executive compensation arrangements have been grouped together based on these concepts without regard for any such differences. Our executive officers are not entitled to any payments if they are terminated for cause or resign without good reason or if they retire. In preparing the tables below, we assumed the termination or change of control occurred on December 31, 2014 (the closing price per share of our common stock was $17.58 as of December 31, 2014).

Name	Payments/Benefits	Termination Without Cause or For Good Reason		Change of Control	Death or Disability
David T. Hamamoto	Common Stock/ Deferred LTIP Units(1)	$8,179,200		$8,179,200	$8,179,200
	Incentive Plan (RSUs) (2)	$—	(3)	$8,290,798	$—	(3)
	NSAM Incentive Plan(4)	$7,005,085	(3)	$7,005,085	$7,005,085	(3)

Albert Tylis	Common Stock/ Deferred LTIP Units(1)	$5,269,078		$5,269,078	$5,269,078
	Incentive Plan (RSUs) (2)	$—	(3)	$5,527,205	$—	(3)
	NSAM Incentive Plan(4)	$4,670,057	(3)	$4,670,057	$4,670,057	(3)

Daniel R. Gilbert	Common Stock/ Deferred LTIP Units(1)	$5,252,254		$5,252,254	$5,252,254
	Incentive Plan (RSUs) (2)	$—	(3)	$5,527,205	$—	(3)
	NSAM Incentive Plan(4)	$4,670,057	(3)	$4,670,057	$4,670,057	(3)

Debra A. Hess	Common Stock/ Deferred LTIP Units(1)	$1,423,787		$1,423,787	$1,423,787
	Incentive Plan (RSUs) (2)	$—	(3)	$1,228,262	$—	(3)
	NSAM Incentive Plan(4)	$1,284,272	(3)	$1,284,272	$1,284,272	(3)

Ronald J. Lieberman	Common Stock/ Deferred LTIP Units(1)	$640,439		$640,439	$640,439
	Incentive Plan (RSUs) (2)	$—	(3)	$614,122	$—	(3)
	NSAM Incentive Plan(4)	$622,666	(3)	$622,666	$622,666	(3)
____________

(1)
Represents the number of unvested shares of our common stock and deferred LTIP units outstanding as of December 31, 2014 multiplied by $17.58, which was the closing price per share of our common stock as of December 31, 2014.

(2)
Represents the number of outstanding RSUs under the Incentive Plan that would have vested as of December 31, 2014 multiplied by $17.58, which was the closing price per share of our common stock as of December 31, 2014.

(3)
Does not include: (i) the value of the following RSUs allocated to our named executive officers under the Incentive Plan, which are subject to the achievement of cumulative performance goals for the four-year period ending December 31, 2015: David T. Hamamoto–275,807; Albert Tylis–183,871; Daniel R. Gilbert–183,871; and Debra A. Hess–40,860; and Ronald J. Lieberman–20,430; (ii) the value of the following RSUs allocated to our named executive officers under the Incentive Plan, which are subject to the achievement of cumulative performance goals for the four-year period ending December 31, 2016: David T. Hamamoto–195,797; Albert Tylis–130,532; Daniel R. Gilbert–130,532; Debra A. Hess–29,007; and Ronald J. Lieberman–14,503; and (iii) the value of the following RSUs allocated to our named executive officers under the NSAM Incentive Plan, which are subject to the achievement of cumulative performance goals for the four-year period ending December 31, 2017: David T. Hamamoto–224,474; Albert Tylis–149,649; Daniel R. Gilbert–

149,649; Debra A. Hess–41,154; and Ronald J. Lieberman–19,953. Following the conclusion of the respective performance periods ending December 31, 2015, December 31, 2016 and December 31, 2017, the named executive officer would be entitled to the number of units that would have been earned had the named executive officer been an employee of the Company at such time, pro-rated based on the date of termination without cause, resignation for good reason or death or disability.

(4)
Represents (i) the number of vested shares of our common stock and (ii) the number of vested RSUs that the executive would have been entitled to receive as long-term bonus for 2014 under the NSAM Incentive Plan as NRF Time-Based Award and NRF TSR Award, respectively, multiplied by $17.58, which was the closing price per share of our common stock as of December 31, 2014.

The tables above do not include payments that we may be obligated to make as a result of our agreement with our manager to pay directly or reimburse our manager for the portion of any severance paid to our named executive officers by our manager or NSAM or its other subsidiaries. The tables above also do not include payments and benefits to the extent they are generally provided on a non-discriminatory basis to salaried employees upon termination of employment, including: (i) life insurance upon death in the amount of three times the employee’s annual salary but not exceeding a total of $750,000; and (ii) disability benefits.
Compensation of Directors
Determination of Compensation Awards
The Nominating and Corporate Governance Committee has responsibility for making recommendations with respect to non-employee director compensation to our Board. Our goal is the creation of a reasonable and balanced Board compensation program that aligns the interests of our Board with those of our stockholders. We use a combination of cash and stock-based incentive compensation to attract and retain highly-qualified candidates to serve on our Board. In setting director compensation, we consider the significant amount of time that directors expend in fulfilling their duties to us, the skill-level required by us of members of our Board and competitive pay practice data. The Nominating and Corporate Governance Committee discusses its recommendations with our Chief Executive Officer and ultimately makes a recommendation to our Board with respect to all non-employee director compensation. The Nominating and Corporate Governance Committee engaged a compensation consultant, FTI Consulting, Inc., to assist it in reviewing competitive practice data regarding non-employee director compensation and to advise it in connection with making recommendations to our Board with respect to the amount and form of such compensation. Following the Nominating and Corporate Governance Committee’s review of competitive practice data and taking into consideration advice provided by FTI Consulting, Inc., the Nominating and Corporate Governance Committee recommended to our Board, and our Board approved, the compensation programs described below for 2015.
Non-Employee Directors
Our non-employee directors’ fees for 2014 were as follows: (i) board members received an annual director’s fee of $90,000; (ii) the chairperson of the Audit Committee received an additional annual fee of $35,000; (iii) the chairpersons of the Compensation Committee and Nominating and Corporate Governance Committee received an additional annual fee of $30,000; (iv) members of the Audit Committee (other than the chairperson) received an additional annual fee of $20,000; (v) members of the Compensation Committee and Nominating and Corporate Governance Committee (other than the chairpersons) received an additional annual fee of $15,000; (vi) the Lead Non-Management Director of our Board received an additional annual fee of $50,000; (vii) each Board member received an additional $1,000 for attendance at board meetings in excess of ten meetings per year; and (viii) each member of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee received an additional $1,000 for attendance at each committee meeting that exceeds six meetings per year.
Our non-employee directors’ fees for 2015 are as follows: (i) board members receive an annual director’s fee of $100,000; (ii) the chairperson of the Audit Committee receives an additional annual fee of $35,000; (iii) the chairpersons of the Compensation Committee and Nominating and Corporate Governance Committee receive an additional annual fee of $30,000; (iv) members of the Audit Committee (other than the chairperson) receive an additional annual fee of $20,000; (v) members of the Compensation Committee and Nominating and Corporate Governance Committee (other than the chairpersons) receive an additional annual fee of $15,000; (vi) the Lead Non-Management Director of our Board receives an additional annual fee of $50,000; (vii) each Board member receives an additional $1,000 for attendance at Board meetings in excess of ten meetings per year; and (viii) each member of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee receives an additional $1,000 for attendance at each committee meeting that exceeds six meetings per year.
We automatically grant to each of our non-employee directors equity-based compensation which historically had been in the form of either restricted common stock or LTIP units. In 2014, absent Board authorization to the contrary, our practice was to automatically grant to any person who became a non-employee director initial election equity awards, in the form of either restricted common stock, deferred LTIP units or, if available, LTIP units, having a value of approximately $120,000 on the date such non-employee director attended his or her first meeting of our Board. In February 2015, following a review by FTI Consulting, Inc., our Nominating and Corporate Governance Committee recommended to our Board, and our Board approved, an increase in the value of such initial election equity awards for new non-employee directors to $140,000. We also automatically grant equity awards, in the form of either restricted common stock, deferred LTIP units or, if available, LTIP units, to each of our non-

employee directors each year on the first business day following each annual meeting of our stockholders. In 2014, these annual automatic grants had a value of approximately $120,000. In February 2015, following a review by FTI Consulting, Inc., our Nominating and Corporate Governance Committee recommended to our Board, and our Board approved, an increase in the value of such annual automatic equity awards for non-employee directors to $140,000. The actual number of LTIP units and/or deferred LTIP units that we grant is determined by dividing the fixed value of the grant by the closing sale price of our common stock on the NYSE on the grant date. Restrictions on each of the initial grants of LTIP units, deferred LTIP units and/or restricted common stock will lapse as to one-third of the total amount granted on each of the first three anniversaries of the date of the grant.
Stock Ownership Guidelines
Our Board adopted the following minimum stock ownership guidelines for non-management members of our Board:

Title	Guideline
Directors	A multiple of 3X annual director cash retainer
Ownership will include: (i) shares, LTIP units or deferred LTIP units owned individually and by a person’s immediate family members or trusts for the benefit of his or her immediate family members; (ii) RSUs, LTIP units or deferred LTIP units not yet vested; (iii) shares or LTIP units held in a 401(k) plan; and (iv) shares or LTIP units held in deferred or other compensation plans. Directors will not be permitted to sell or otherwise transfer any shares or LTIP units unless and until such time as they meet these stock ownership guidelines. We believe that requiring ownership of our stock creates alignment between directors and stockholders and encourages directors to act to increase stockholder value. As of the date of this proxy statement, all of the directors are in compliance with our stock ownership guidelines and there are currently no pledges of stock, LTIP units, deferred LTIP units or other equity awards by directors.
Director Compensation for 2014
The following table provides information concerning the compensation of our non-employee directors for 2014:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
C. Preston Butcher(2)	$68,386	$—	$68,386
Stephen E. Cummings(2)	45,000	—	45,000
Judith A. Hannaway	169,500	120,000	289,500
Oscar Junquera(2)	63,000	—	63,000
Wesley D. Minami	187,500	120,000	307,500
Louis J. Paglia	150,500	120,000	270,500
Sridhar Sambamurthy(2)	58,000	—	58,000
Charles W. Schoenherr	77,500	240,000	317,500
Total	$819,386	$600,000	$1,419,386
____________

(1)
As of December 31, 2014, except for unvested Deferred LTIP units of 7,143 held by Mr. Schoenherr, none of our directors held any unexercised option awards or unvested stock awards that had been granted by us as director compensation. Each of the stock awards in 2014 was in the form of Deferred LTIP units, which were converted into LTIP units on March 13, 2015.

(2)	No longer serves as a director of the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth, as of April 8, 2015, the total number and the percentage of shares of our common stock beneficially owned by:

•	each of our directors and each nominee for director;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.
The following table also sets forth how many shares of our common stock are beneficially owned by each person known to us to be the beneficial owner of more than five percent (5%) of the outstanding shares of our common stock, in each case, based solely on, and as of the date of, such person’s filing of a Schedule 13D or Schedule 13G with the SEC.

	Amount and Nature of Beneficial Ownership(1)
Name and Address of Beneficial Owner	Number		Percentage
Principal Stockholders:
Morgan Stanley	17,746,192	(2)	5.12%
Directors and Executive Officers:(3)
David T. Hamamoto	1,180,056	(4)	*
Albert Tylis	226,635	(5)	*
Daniel R. Gilbert	641,838	(6)	*
Debra A. Hess	128,732	(7)	*
Ronald J. Lieberman	38,859	(8)	*
Judith A. Hannaway	39,314	(9)	*
Wesley D. Minami	53,127	(9)	*
Louis J. Paglia	96,268	(9)	*
Charles W. Schoenherr	11,568	(10)	*

All directors and executive officers as a group (9 persons)	2,416,397		*
____________

*	Less than one percent.

(1)
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. In accordance with SEC rules, each listed person’s beneficial ownership includes all shares the investor actually owns beneficially or of record; all shares over which the investor has or shares direct or indirect voting or dispositive control (such as in the capacity as a general partner of an investment fund); and all shares over which the investor has the right to acquire direct or indirect voting or dispositive control within 60 days (such as shares of restricted common stock that are currently vested or which are scheduled to vest within 60 days). Unless otherwise described in a footnote below, number reflects shares of common stock.

(2)
Based on information included in the Schedule 13G/A filed by Morgan Stanley on February 2, 2015 (the “Morgan Stanley 13G”). According to the Morgan Stanley 13G, Morgan Stanley beneficially owns 17,746,192 shares of our common stock and has shared dispositive power over such shares, shared voting power over 192,072 shares and sole voting power over 17,508,272 shares. The address of Morgan Stanley is 1585 Broadway, New York, NY 10036.

(3)	The address of each of the directors and executive officers is 399 Park Avenue, 18th Floor, New York, NY 10022.

(4)
Includes: (i) 68,952 shares of restricted common stock not yet vested granted under the 2004 Stock Incentive Plan; (ii) 542,388 vested LTIP units granted under the 2004 Stock Incentive Plan; (iii) 6,523 shares of common stock held by DTH Investment Holdings LLC, of which Mr. Hamamoto is the managing member; and (iv) 250,000 shares of common stock held by The David T. Hamamoto GRAT I-2014-NRF, a grantor trust for the benefit of Mr. Hamamoto's children and of which Mr. Hamamoto is the trustee. Excludes: (i) 491,037 LTIP units not yet vested; and (ii) 696,078 shares of common stock to be issued to the extent performance conditions are met on RSUs previously issued by the Company.

(5)
Includes 226,635 vested LTIP units granted under the 2004 Stock Incentive Plan. Excludes: (i) 327,358 LTIP units not yet vested; and (ii) 464,052 shares of common stock to be issued to the extent performance conditions are met on RSUs previously issued by the Company.

(6)
Includes: (i) 45,968 shares of restricted common stock not yet vested granted under the 2004 Stock Incentive Plan; and (ii) 319,790 vested LTIP units granted under the 2004 Stock Incentive Plan. Excludes: (i) 326,401 LTIP units not yet vested; and (ii) 464,052 shares of common stock to be issued to the extent performance conditions are met on RSUs previously issued by the Company.

(7)
Includes: (i) 10,215 shares of restricted common stock not yet vested granted under the 2004 Stock Incentive Plan; and (ii) 74,569 vested LTIP units granted under the 2004 Stock Incentive Plan. Excludes: (i) 97,647 LTIP units not yet vested; and (ii) 111,021 shares of common stock to be issued to the extent performance conditions are met on RSUs previously issued by the Company.

(8)
Includes: (i) 5,107 shares of restricted common stock not yet vested granted under the 2004 Stock Incentive Plan; and (ii) 16,106 vested LTIP units granted under the 2004 Stock Incentive Plan. Excludes: (i) 47,993 LTIP units not yet vested; and (ii) 54,886 shares of common stock to be issued to the extent performance conditions are met on RSUs previously issued by the Company.

(9)	Includes 6,568 vested LTIP units granted under the 2004 Stock Incentive Plan.

(10)	Includes 6,568 vested LTIP units granted under the 2004 Stock Incentive Plan. Excludes 7,143 LTIP units not yet vested.

EQUITY COMPENSATION PLAN INFORMATION
The NorthStar Realty Finance Corp. Second Amended and Restated 2004 Omnibus Stock Incentive Plan, or the 2004 Stock Incentive Plan, was initially adopted in 2004 in connection with the Company’s initial public offering and was amended and restated in May 2013, following approval by stockholders at our 2013 annual meeting. The 2004 Stock Incentive Plan was amended and restated to increase the number of shares under the plan by 4,000,000 and to make certain other changes. The purpose of the 2004 Stock Incentive Plan is to enable the Company to attract and retain highly-qualified personnel who will contribute to the Company’s success and to provide incentives to participants that are linked directly to increases in stockholder value and will, therefore, inure to the benefit of all stockholders of the

Company. The 2004 Stock Incentive Plan provides for the issuance of stock-based incentive awards, including incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock and other equity-based awards, or any combination of the foregoing. The eligible participants of the 2004 Stock Incentive Plan include our directors, officers, employees, consultants and advisors. The Compensation Committee believes that the issuance of stock-based awards under the 2004 Stock Incentive Plan has provided a long-term incentive to our executive officers and aligned their interests with those of our stockholders.
The following table provides summary information on the securities issuable under our equity compensation plans as of December 31, 2014.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights (1)	Weighted‑ Average Exercise Price of Outstanding Options, Warrants, and Rights	Number of Securities Remaining Available for Future Issuance
Equity compensation plans approved by security holders	3,654,767	0	—
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	3,654,767	0	—
________________________

(1)
As of December 31, 2014, represents (i) deferred LTIP units, which represent either LTIP units (as defined below) or, if such LTIP units are not available upon settlement of the award, shares of common stock of the Company and (ii) RSUs. As of March 13, 2015, all deferred LTIP units were converted into units of partnership interest which are structured as profits interest in our operating partnership, or LTIP units. Conditioned on minimum allocation to the capital accounts of the LTIP unit for federal income tax purposes, each LTIP unit may be converted, at the election of the holder, into one common unit of limited partnership interest in our operating partnership, or OP units. Each of the OP units underlying these LTIP units are redeemable at the election of the OP Unit holder, at our option in our capacity as general partner of our Operating Partnership, for: (i) cash equal to the then fair value of one share of our common stock; or (ii) one share of our common stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Relationship Between NSAM, NSAM's Sponsored Companies and Us After the Spin-off
NorthStar Asset Management Group
Management Agreement
Upon completion of the spin-off of our asset management business, we entered into a management agreement with an affiliate of NSAM for an initial term of 20 years, which will be automatically renewed for additional 20-year terms each anniversary thereafter unless earlier terminated. As manager, NSAM is responsible for our day-to-day operations, subject to the supervision of our Board. Through its global network of subsidiaries and branch offices, NSAM will perform services and activities relating to, among other things, investments and financing, portfolio management and other administrative services, such as accounting and investor relations, to us and our subsidiaries other than our commercial real estate loan origination business. The management agreement with NSAM provides for a base management and incentive fee.
For the six months ended December 31, 2014, we incurred $79 million related to the base management fee. The management contract with NSAM commenced on July 1, 2014, and as such, there were no management fees incurred for the six months ended June 30, 2014. The base management fee to NSAM will increase subsequent to December 31, 2014 by an amount equal to 1.5% per annum of the sum of:

•	cumulative net proceeds of all future common equity and preferred equity issued by us;

•	equity issued by us in exchange or conversion of exchangeable senior notes based on the stock price at the date of issuance;

•
any other issuances by us of common equity, preferred equity or other forms of equity, including but not limited to limited partnership interests in an operating partnership (excluding equity-based compensation, but including issuances related to an acquisition, investment, joint venture or partnership); and

•	our cumulative CAD in excess of cumulative distributions paid on our common stock, LTIP units or other equity awards beginning the first full calendar quarter after the spin-off.
Additionally, our equity interest in RXR Realty and Aerium is structured so that NSAM is entitled to the portion of distributable cash flow from each investment in excess of the $10 million minimum annual base amount.
For the six months ended December 31, 2014, we incurred $3 million related to the incentive management fee. The incentive management fee is calculated and payable quarterly in arrears in cash, equal to:

•
the product of: (a) 15% and (b) our CAD before such incentive fee, divided by the weighted average shares outstanding for the calendar quarter, when such amount is in excess of $0.39 per share but less than $0.45 per share; plus

•
the product of: (a) 25% and (b) our CAD before such incentive fee, divided by the weighted average shares outstanding for the calendar quarter, when such amount is equal to or in excess of $0.45 per share;

•	multiplied by our weighted average shares outstanding for the calendar quarter.
In addition, NSAM may also earn an incentive fee from our healthcare investments in connection with NSAM’s Healthcare Strategic Partnership (refer to below).
Weighted average shares represents the number of shares of our common stock, LTIP units or other equity-based awards (with some exclusions), outstanding on a daily weighted average basis. With respect to the base management fee, all equity issuances are allocated on a daily weighted average basis during the fiscal quarter of issuances.
Furthermore, if we were to spin-off any asset or business in the future, including our proposed European spin-off, such entity would be managed by NSAM on terms substantially similar to those set forth in the management agreement between us and NSAM. The management agreement further provides that the aggregate base management fee in place immediately after any future spin-off will not be less than our aggregate base management fee in place immediately prior to such spin-off.
Payment of Costs and Expenses and Expense Allocation
We are responsible for all of our direct costs and expenses and will reimburse NSAM for costs and expenses incurred by NSAM on our behalf. In addition to our costs and expenses, following the spin-off, we are obligated to reimburse NSAM for additional costs and expenses incurred by NSAM for an amount not to exceed the following: (i) 20% of the combined total of: (a) our general and administrative expenses as reported in its consolidated financial statements excluding: (1) equity-based compensation expense, (2) non-recurring items, (3) fees payable to NSAM under the terms of the management agreement and (4) any allocation of expenses from us, or NorthStar Realty G&A; and (b) NSAM’s general and administrative expenses as reported in its consolidated financial statements, excluding equity-based compensation expense and adding back any costs or expenses allocated to any managed company of NSAM, less (ii) the NorthStar Realty G&A. For the six months ended December 31, 2014, NSAM allocated $5 million to us. In addition, we will also pay directly or reimburse NSAM for an allocable portion of any severance paid pursuant to any employment, consulting or similar service agreements in effect between NSAM and any of its executives, employees or other services providers.
Investment Opportunities
Under the management agreement, we agreed to make available to NSAM for the benefit of NSAM and its managed companies, including us, all investment opportunities that we source. NSAM agreed to fairly allocate such opportunities among NSAM’s managed companies, including us, and NSAM in accordance with an investment allocation policy. Pursuant to the management agreement, we will be entitled to fair and reasonable compensation for our services in connection with any loan origination opportunities sourced by us, which may include first mortgage loans, subordinate mortgage interests, mezzanine loans and preferred equity interests, in each case relating to commercial real estate.
NSAM provides services with regard to such areas as payroll, human resources and employee benefits, financial systems management, treasury and cash management, accounts payable services, telecommunications services, information technology services, property management services, legal and accounting services and various other corporate services to us as it relates to our loan origination business for CRE debt.

Credit Agreement
In connection with the spin-off, we entered into a revolving credit agreement with NSAM pursuant to which we make available to NSAM, on an “as available basis,” up to $250 million of financing for a five year term at LIBOR plus 3.50%. The revolving credit facility is unsecured. NSAM expects to use the proceeds for general corporate purposes, including potential future acquisitions.  In addition, NSAM may use the proceeds to acquire assets on behalf of its managed companies, including us, that it intends to allocate to such managed company but for which such managed company may not then have immediately available funds. The terms of the revolving credit facility contain various representations, warranties, covenants and conditions, including the condition that our obligation to advance proceeds to NSAM is dependent upon us and its affiliates having at least $100 million of either unrestricted cash and cash equivalents or amounts available under committed lines of credit, after taking into account the amount NSAM seeks to draw under the facility. As of December 31, 2014, we have not funded any amounts to NSAM in connection with this agreement.
Healthcare Strategic Joint Venture
In January 2014, NSAM entered into a long-term strategic partnership with James F. Flaherty III, former Chief Executive Officer of HCP, Inc., focused on expanding our healthcare business into a preeminent healthcare platform, or the Healthcare Strategic Partnership. In connection with the partnership, Mr. Flaherty oversees and seeks to grow both our healthcare real estate portfolio and the portfolio of NorthStar Healthcare. In connection with entering into the partnership, we granted Mr. Flaherty certain RSUs. The Healthcare Strategic Partnership is entitled to incentive fees ranging from 20% to 25% above certain hurdles for new and existing healthcare real estate investments held by us. For the year ended December 31, 2014, we have not incurred any incentive fees related to the Healthcare Strategic Partnership.
NSAM Sponsored Companies
Prior to the spin-off of our asset management business, we had agreements with each of the NSAM sponsored companies to manage their day-to-day operations, including identifying, originating and acquiring investments on their behalf and earning fees for our services. For the six months ended June 30, 2014, we earned $22 million of fees related to these agreements, which are recorded in discontinued operations in the consolidated statements of operations. In addition, we were entitled to certain expense allocation for costs paid on behalf of the NSAM sponsored companies. For the six months ended June 30, 2014, we received $14 million of reimbursement from the NSAM sponsored companies.
We committed to purchase up to $10 million in shares of each of NSAM’s sponsored companies’ common stock during the two year period from when each offering was declared effective through the end of their respective offering period, in the event that an NSAM sponsored company's distributions to its stockholders, on a quarterly basis, exceeds its modified funds from operations (as defined in accordance with the current practice guidelines issued by the Investment Program Association).
We acquired an aggregate of $12 million of shares of NorthStar Income, NorthStar Healthcare and NorthStar Income II through December 31, 2014. In addition, pursuant to the management agreement with NSAM, we committed up to $10 million to invest as distribution support consistent with past practice in each future public non-traded NSAM sponsored company, up to a total of five new companies per year. We have committed to invest as distribution support in the following future NSAM sponsored companies:

•
NorthStar/RXR New York Metro - On February 9, 2015, NorthStar/RXR New York Metro’s registration statement on Form S-11, seeking to raise up to $2 billion in a public offering of common stock, was declared effective by the SEC. NorthStar/RXR New York Metro expects to begin raising capital in the third quarter 2015.

•
NorthStar Corporate - On December 2, 2014, NorthStar Corporate Income, Inc. confidentially submitted its registration statement on Form N-2 to the SEC seeking to raise up to $1 billion in a public offering of common stock.

In January 2014, we sold a $9.0 million pari passu participation in a first mortgage loan at cost originated by us to NorthStar Income II. Additionally, in April 2014, we sold a $5 million pari passu participation in a first mortgage loan at cost to NorthStar Income II. Such sales were approved by the independent board of directors of NorthStar Income II.
NorthStar Securities
Prior to the spin-off of our asset management business, we earned selling commissions and dealer manager fees for selling equity in the NSAM sponsored companies through NorthStar Realty Securities, LLC, or NorthStar Securities, and paid commission expense to participating broker-dealers with whom NorthStar Securities has selling agreements and commissions to employees of NorthStar Securities. For the six months ended June 30, 2014, commission expense was $32 million, of which $4 million related to employees of NorthStar Securities. These amounts are recorded in discontinued operations in the consolidated statements of operations.

N-Star CDOs
We earn certain collateral management fees from the N-Star CDOs primarily for administrative services. For the year ended December 31, 2014, we earned $6 million in fee income, of which $3 million was eliminated in consolidation. Prior to the third quarter 2013, all amounts were eliminated in consolidation as all of the N-Star CDOs were consolidated by us.
Additionally, we earn interest income from the N-Star CDO bonds and N-Star CDO equity in deconsolidated N-Star CDOs. For the year ended December 31, 2014, we earned $72 million of interest income from such investments in deconsolidated N-Star CDOs.
American Healthcare Investors
In December 2014, NSAM acquired an approximate 44% interest in American Healthcare Investors LLC, or AHI, and James F. Flaherty III, a strategic partner of NSAM, acquired a 9% interest in AHI. AHI is a healthcare-focused real estate investment management firm that co-sponsored and advised Griffin-American until Griffin-American was acquired by us and NorthStar Healthcare.  In connection with this acquisition, AHI will provide certain management and related services, including property management, to NSAM and us to assist NSAM in managing the current and future healthcare assets (excluding any joint venture assets) acquired by us and, subject to certain conditions, other NSAM managed companies.
Island Hospitality Management
In January 2015, NSAM acquired an approximate 45% interest in Island Hospitality Management Inc., or Island. Island is a leading, independent select service hotel management company that manages 143 hotel properties, representing $4 billion, of which 101 hotel properties are owned by us.
PE Investments
We guaranteed all of our funding obligations that may be due and owed under the respective agreement of the respective private equity funds though which we hold indirect interests in real estate, or PE Investments, directly to the PE Investment entities. We and NorthStar Income each agreed to indemnify the other proportionately for any losses that may arise in connection with the funding and other obligations as set forth in the governing documents in the case of a joint default by us and NorthStar Income. We and NorthStar Income further agreed to indemnify each other for all of the losses that may arise as a result of a default that was solely caused by us or NorthStar Income, as the case may be.
PE Investment I
In connection with one of our PE Investments, which we refer to as PE Investment I, we assigned our rights to subscribe to 29.5% of our interest in PE Investment I to a subsidiary of NorthStar Income.
Legacy Commercial
In September 2014, we entered into a debt and equity investment with Legacy Partners Commercial, LLC, or Legacy Commercial, and certain new entities affiliated with Legacy Commercial, collectively referred to as the Legacy Commercial Entities, comprised of an interest in senior debt, preferred equity and common equity in entities affiliated with Legacy Commercial, or the Legacy Investment. C. Preston Butcher, a former director of ours, held certain preferred and other significant interests in Legacy Commercial and was the chairman of the board of directors and chief executive officer of Legacy Commercial. $15 million of the proceeds from the Legacy Investment will be used by the Legacy Commercial Entities for future investments, subject to certain approval rights held by us and $15 million of the proceeds of the Legacy Investment was used by the Legacy Commercial Entities to redeem the majority of the interests held by Mr. Butcher and a family limited partnership controlled by Mr. Butcher in the Legacy Commercial Entities. The Legacy Investment was made on a pari passu basis with the investment held by the two remaining partners in Legacy Commercial, Mr. Butcher and certain employees of Legacy Commercial. We own 75% of the senior debt and preferred equity and 40% of the common equity issued by the applicable Legacy Commercial Entities. Mr. Butcher and a family limited partnership controlled by Mr. Butcher received total consideration of $30 million, of which $15 million was in the form of a cash distribution from the Legacy Commercial Entities and $15 million was funded from the Legacy Investment. At closing, Mr. Butcher retained a 15% indirect interest in the senior debt and 15% indirect interest in the preferred equity issued by the applicable Legacy Commercial Entities. In addition, a family limited partnership controlled by Mr. Butcher indirectly owns 10% of the common equity issued by the applicable Legacy Commercial Entities. The transaction also includes up to an additional $10 million in future preferred loans from us for additional real estate investments, subject to our approval. In connection with this transaction, Mr. Butcher stepped down as chairman and chief executive officer of Legacy Commercial and retains no ongoing voting or decision making rights. Subject to certain approval rights held by us, Mr. Butcher has been hired as an employee of a Legacy Commercial Entity and Legacy Commercial is now controlled by the two remaining principals. Mr. Butcher retained his ownership interests in Legacy Partners Residential, Inc. and certain other related entities and companies that are not owned by Legacy Commercial or any Legacy Commercial Entity in which we are making investments.

We have interests in two CRE debt investments with a subsidiary of Legacy Partners Realty Fund I, LLC, or the Legacy Fund, as borrower. Legacy Commercial indirectly owns an equity interest in, and owns the manager of, the Legacy Fund.
The first loan with a principal amount of $39 million matures in October 2016 and has two one-year extension options, at the borrower’s option. In March 2014, we originated the second loan, a senior mortgage loan with a principal amount of $17.3 million and a mezzanine loan with a principal amount of $8.1 million, both of which mature in April 2021. For the three and six months ended June 30, 2014, we recorded an aggregate $1.1 million and $1.9 million, respectively, of interest income in our consolidated statements of operations related to these loans.
Furthermore, in February 2013, NorthStar Real Estate Income Trust, Inc., or NorthStar Income, made a $91.0 million loan to Legacy Partners Realty Fund II, LLC, or Legacy Fund II. In connection with this loan, our then affiliate, NS Real Estate Income Trust Advisor, LLC, acting in its capacity as the advisor to NorthStar Income, received a customary 1.0% origination fee and further earned an annual asset management fee of 1.25% through June 30, 2014, the time of the spin-off. Legacy Commercial indirectly owns an equity interest in, and owns the manager of, Legacy Fund I and Legacy Fund II.
In addition, an affiliate of NSAM (previously owned by us prior to the spin-off) leases office space in Colorado from Legacy III Greenwood Village, LLC, an affiliate of Legacy Fund I, under an operating lease with annual lease payments of $0.2 million through December 31, 2016.
West Point Partners
In June 2014, we paid $0.8 million to West Point Partners, LLC, or West Point Partners, in connection with its services facilitating the acquisition of a hotel portfolio we acquired for an aggregate purchase price of approximately $1.1 billion, including all costs, reserves and escrows. West Point Partners is a real estate investment and advisory firm based in New York. Sridhar Sambamurthy, who was a member of our board of directors at the time of such payment, is managing principal and co-founder of West Point Partners and owns a 50% interest in that company and consequently ceased to be independent at that time. Mr. Sambamurthy is no longer a member of our board of directors.
Policy for Review of Related Person Transactions
Our current policy for the review of related person transactions is that all “disinterested” directors of our Audit Committee shall evaluate and consider for approval arrangements and relationships that may occur or exist between us, on the one hand, and our directors, our officers and certain persons or entities associated with such persons, on the other hand. Under the policy, any transaction between us and any such related party (other than de minimis transactions), including, without limitation, any transaction that is required to be disclosed by us in any of our filed periodic reports or proxy statements, will be deemed to be a related party transaction. When reviewing and evaluating a related party transaction, each “disinterested” director of our Audit Committee may consider, among other things, any effect a transaction may have upon a director’s independence, whether the transaction involves terms and conditions that are no less favorable to us than those that could be obtained in a transaction between us and an unrelated third party and the nature of any director’s or officer’s involvement in the transaction. Our general counsel will notify the members of our Audit Committee promptly of new potential related party transactions and any material changes to previously approved or conditionally approved related party transactions.

AUDIT COMMITTEE REPORT
The following report of the Audit Committee of the Board of Directors, or the Board, of NorthStar Realty Finance Corp., or the Company, does not constitute soliciting material and should not be considered filed or incorporated by reference into any other filing by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this report by reference therein.
The Audit Committee operates under a written charter adopted by the Board, consistent with the corporate governance rules of the SEC and the New York Stock Exchange, or the NYSE. A copy of the Audit Committee charter is available on the Company’s website at www.nrfc.com. The Board has determined that all members of the Audit Committee meet the independence standards established by the NYSE.
The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. The Company’s management has the primary responsibility for the preparation of the financial statements and the reporting process, including maintaining a system of internal controls over financial reporting and disclosure controls and procedures. The Audit Committee is directly responsible for the appointment, compensation, retention, oversight and termination of the Company’s independent registered public accounting firm. The Audit Committee appointed Grant Thornton LLP, an independent registered public accounting firm, as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015. The independent registered public accounting firm is responsible for performing an audit of the Company’s consolidated financial statements in accordance with generally accepted accounting principles, or U.S. GAAP, and issuing a report thereon. The Audit Committee reviews and oversees these processes, including oversight of: (1) the integrity of the Company’s financial statements; (2) the Company’s independent registered public accounting firm’s qualifications and independence; (3) the performance of the Company’s independent registered public accounting firm and the Company’s internal audit function, which is currently performed by David Landau & Associates, LLC; and (4) the Company’s compliance with legal and regulatory requirements.
In discharging its oversight role, the Audit Committee reviewed and discussed with the Company’s management and Grant Thornton LLP, the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2014, the audited financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, including discussions regarding critical accounting policies, other financial accounting and reporting principles and practices appropriate for the Company, the quality of such principles and practices and the reasonableness of significant judgments. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with U.S. GAAP. The Audit Committee also discussed with Grant Thornton LLP the matters required to be discussed by applicable standards of the Public Company Accounting Oversight Board.
In addition, the Audit Committee discussed with Grant Thornton LLP its independence from the Company and the Company’s management and Grant Thornton LLP provided to the Audit Committee the written disclosures and letter required from the independent registered public accounting firm by the applicable requirements of the Public Company Accounting Oversight Board for independent auditor communications with audit committees concerning independence.
The Audit Committee discussed with Grant Thornton LLP the overall scope and plans for their audit. The Audit Committee met with Grant Thornton LLP, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls over financial reporting and the overall quality of the Company’s financial reporting.
Based on such review and discussions, the Audit Committee recommended to the Board that the audited consolidated financial statements for the fiscal year ended December 31, 2014 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which is filed with the SEC. The Board approved this recommendation.
Audit Committee:
Louis J. Paglia, Chairperson
Wesley D. Minami
Charles W. Schoenherr

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Independent Registered Public Accounting Firm’s Fees
Aggregate fees billed and expected to be billed by Grant Thornton LLP for the fiscal years ended December 31, 2014 and 2013 were as follows:

Type of Fee	2014	2013
Audit Fees	$4,210,395	$2,975,340
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total	$4,210,395	$2,975,340
Fees for audit services for the fiscal years ended December 31, 2014 and 2013 include fees associated with the annual audits for such years, including Section 404 attest services, the quarterly review of the Form 10-Qs for the three month periods ended March 31, 2014, June 30, 2014, September 30, 2014, March 31, 2013, June 30, 2013 and September 30, 2013, and for other attest services, including issuance of consents and review of the Company’s registration statements on Form S-3, registration statements on Form S-4 and other documents filed by the Company with the SEC as well as services rendered in connection with the Company’s equity and debt offerings.
Audit Committee Pre-Approval Policy
In accordance with applicable laws and regulations, the Audit Committee reviews and pre-approves any audit and non-audit services to be performed by Grant Thornton LLP to ensure that the work does not compromise its independence in performing audit services. The responsibility for pre-approval of audit and permitted non-audit services includes pre-approval of the fees for such services and the other terms of the engagement. The Audit Committee annually reviews and pre-approves all audit, audit-related, tax and all other services that are performed by the Company’s independent registered public accounting firm. The Audit Committee pre-approved all of the services listed in the table above. In some cases, the Audit Committee pre-approves the provision of a particular category or group of services for up to a year, subject to a specified budget. The Audit Committee has also authorized the Chair of the Audit Committee to pre-approve permissible services and related fees and the Chair must report such pre-approval to the full Audit Committee at its next scheduled meeting.

PROPOSAL NO. 1:
ELECTION OF DIRECTORS
Our Board, following the recommendation of the Nominating and Corporate Governance Committee, has unanimously recommended that Messrs. Hamamoto, Minami, Paglia and Schoenherr and Ms. Hannaway be elected to serve on our Board, each until the 2016 annual meeting of stockholders and until his or her successor is duly elected and qualified. For certain information regarding each nominee, see “Board of Directors” above.
Each nominee has consented to being named in this proxy statement and to serve if elected. If, prior to the annual meeting, a nominee should become unavailable to serve, the shares of common stock represented by a properly executed and returned proxy will be voted for such additional person as shall be designated by our Board, unless our Board determines to reduce the number of directors or to leave a vacant seat on our Board in accordance with the Company’s charter and bylaws, as then in effect.
Election of the director nominees named in this proposal requires the affirmative vote of a plurality of all the votes cast in the election of directors at the annual meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of our Board’s nominees. Votes may be cast in favor of or withheld with respect to all of the director nominees or any of them. Votes “withheld” from a director nominee and broker non-votes, if any, will not be counted as votes cast and will have no effect on the outcome of the vote on the election of directors. Stockholders may not cumulate votes in the election of directors.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”
THE ELECTION OF EACH OF THE NOMINEES IDENTIFIED ABOVE.

PROPOSAL NO. 2:
NON-BINDING, ADVISORY VOTE TO APPROVE
NAMED EXECUTIVE OFFICER COMPENSATION
Pursuant to Section 14A(a)(1) of the Exchange Act, the Company is providing stockholders with the opportunity to approve the following non-binding, advisory resolution:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement pursuant to the Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”
We are asking our stockholders to indicate their support for the resolution approving our named executive officers’ compensation as described in this proxy statement. This vote is not limited to any specific item of compensation but rather addresses the overall compensation of our named executive officers and our philosophy, policies and practices relating to their compensation as described in this proxy statement pursuant to Item 402 of Regulation S-K. Please refer to the section entitled “Compensation Discussion and Analysis” for additional details about our executive compensation programs, including information about the compensation of our named executive officers for 2014.
You may vote for, vote against, or abstain from voting on the non-binding, advisory resolution approving the compensation of our named executive officers. The affirmative vote of a majority of the votes cast on this proposal will be required for approval. Abstentions and broker non-votes, if any, will not be counted as having been cast and will have no effect on the outcome of the vote on this proposal.
The resolution approving the compensation of our named executive officers is advisory and, therefore, will not have any binding legal effect on the Company, our Board or the Compensation Committee. Our Board and the Compensation Committee does value the opinions of our stockholders and intends to take the results of the vote on this proposal into account in future decisions regarding the compensation of our named executive officers. However, as a result of the spin-off of our asset management business during 2014, the form and amount of compensation that we pay to our named executive officers will be significantly different from what it has been historically and, accordingly, the results of the vote on this proposal are not expected to be particularly instructive with respect to future compensation for our named executive officers.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
ADOPTION OF THIS RESOLUTION.

PROPOSAL NO. 3:
RATIFICATION OF APPOINTMENT OF OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of our Board of Directors has appointed Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015. A representative of Grant Thornton LLP is expected to be present at the annual meeting and will be available to respond to appropriate questions from our stockholders and will be given an opportunity to make a statement if he or she desires to do so.
Stockholder ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. However, our Board is submitting the appointment of Grant Thornton LLP to the stockholders for ratification as a matter of good corporate governance. Ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015 requires the affirmative vote of a majority of the votes cast on the proposal at the annual meeting. Abstentions, if any, will not be counted as votes cast and will have no effect on the outcome of the vote on this proposal. Broker non-votes will not arise in connection with, and will have no effect on the outcome of, this proposal because brokers may vote for the ratification of a company’s independent registered public accounting firm in their discretion on behalf of clients who have not furnished voting instructions.
If this selection is not ratified by our stockholders, the Audit Committee may, but need not, reconsider its appointment and endorsement. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION
OF THE SELECTION OF GRANT THORNTON LLP
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FOR THE FISCAL YEAR ENDING DECEMBER 31, 2015.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR 2016
Proposals received from stockholders in accordance with Rule 14a-8 under the Exchange Act are eligible for consideration for inclusion in the proxy statement for the 2016 annual meeting of stockholders if they are received by us on or before December 19, 2015. Stockholder proposals must be directed to the General Counsel, NorthStar Realty Finance Corp., at 399 Park Avenue, 18th Floor, New York, New York 10022. In order for a stockholder proposal submitted outside of Rule 14a-8 or a director nomination to be considered “timely,” such proposal must be received by us within the timeframe for submission of stockholder proposals and director nominations under our current bylaws. In order for a proposal to be “timely” under our current bylaws, proposals of stockholders made outside of Rule 14a-8 under the Exchange Act and director nominations must be submitted, in accordance with the requirements of our current bylaws, not later than 5:00 p.m., Eastern Time, on December 19, 2015 and not earlier than November 19, 2015. However, in the event that the date of the 2016 annual meeting of stockholders is advanced or delayed more than 30 days from May 27, 2016, a proposal by a stockholder to be timely must be delivered not earlier than the 150th day prior to the date of such annual meeting and not later than 5:00 p.m., Eastern Time, on the later of: (1) the 120th day prior to the date of such annual meeting, as originally convened; or (2) the tenth day following the date on which public announcement of the date of such meeting is first made.
INCORPORATION BY REFERENCE
In our filings with the SEC, information is sometimes “incorporated by reference.” This means that we are referring you to information that has previously been filed with the SEC and the information should be considered as part of the particular filing. As provided under SEC regulations, the “Audit Committee Report” and the “Compensation Committee Report” contained in this proxy statement specifically are not incorporated by reference into any other filings with the SEC. In addition, this proxy statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this proxy statement.
OTHER MATTERS
Our Board knows of no other matters that have been submitted for consideration at this annual meeting. If any other matters properly come before our stockholders at this annual meeting, the persons named on the enclosed proxy card intend to vote the shares they represent in accordance with their discretion.

By Order of the Board of Directors,

Ronald J. Lieberman Executive Vice President, General Counsel and Secretary

April 17, 2015
New York, New York

APPENDIX A
FORM OF PROXY
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 27, 2015

0

PROXY

NORTHSTAR REALTY FINANCE CORP.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF NORTHSTAR REALTY FINANCE CORP.

The undersigned stockholder of NorthStar Realty Finance Corp., a Maryland corporation (the "Company"), hereby appoints David T. Hamamoto, Albert Tylis and Ronald J. Lieberman, and each of them, as proxies for the undersigned, each with the full power of substitution, and hereby authorizes them to attend the Annual Meeting of Stockholders of the Company to be held on May 27, 2015 at 10:00 a.m., local time, at The St. Regis New York Hotel, The Library Room, 2 East 55th Street, New York, New York 10022, and any postponements or adjournments thereof, to vote all of the shares of common stock of the Company, which the undersigned would be entitled to vote if personally present thereat and to exercise all of the powers that the undersigned would have if personally present thereat. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders and of the accompanying Proxy Statement, the terms of each of which are incorporated by reference, and revokes any proxy heretofore given with respect to such meeting.

The votes entitled to be cast by the undersigned will be cast in the manner directed on the reverse side. If this proxy is executed but no instruction is given, the votes entitled to be cast by the undersigned will be cast "FOR" each of the nominees for director listed in Proposal 1, "FOR" Proposal 2 and "FOR" Proposal 3. The votes entitled to be cast by the undersigned will be cast in the discretion of the proxy holder upon such other matters as may properly come before the meeting or any postponement or adjournment thereof. The Board of Directors of the Company recommends a vote "for" each nominee for director in Proposal 1 and "for" Proposal 2 and Proposal 3.

(Continued and to be signed on the reverse side)

1.1 14475

ANNUAL MEETING OF STOCKHOLDERS OF

NORTHSTAR REALTY FINANCE CORP.

May 27, 2015

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, annual report, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/19495/

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach and mail in the envelope provided. ↓

20530300000000001000 0 052715

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES LISTED IN PROPOSAL 1, "FOR" PROPOSAL 2 AND "FOR" PROPOSAL 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

Proposal 1. Election of individuals nominated by our Board of Directors to serve on our Board of Directors until the 2016 annual meeting of stockholders and until their successors are duly elected and qualified.

NOMINEES

☐ FOR ALL NOMINEES
☐ WITHHOLD AUTHORITY FOR ALL NOMINEES
☐ FOR ALL EXCEPT (See instructions below)

○ David T. Hamamoto
○ Judith A. Hannaway
○ Wesley D. Minami
○ Louis J. Paglia
○ Charles W. Schoenherr

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

		FOR	AGAINST	ABSTAIN
Proposal 2.	Adoption of a resolution approving, on a non-binding, advisory basis, named executive officer compensation as more particularly described in the Proxy Statement.	☐	☐	☐
Proposal 3.	Ratification of the appointment of Grant Thornton LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2015.	☐	☐	☐

Proposal 4. To vote and otherwise represent the undersigned on any other matter that properly comes before the meeting or any adjournment or postponement thereof in the discretion of the proxy holder.

This proxy, when properly executed, will be voted in the manner directed above. If this proxy is executed but no instruction is given, this proxy will be voted "FOR" all nominees listed in Proposal 1, "FOR" Proposal 2 and "FOR" Proposal 3. The proxies are hereby authorized to vote in their discretion upon such other matters as may properly come before the meeting or any postponements or adjournments thereof.

The undersigned hereby acknowledges receipt of NorthStar Realty Finance Corp.'s Annual Report to Stockholders for the fiscal year ended December 31, 2014 and the accompanying Notice of Annual Meeting and Proxy Statement, the terms of each of which are incorporated by reference, and hereby revokes any proxy or proxies heretofore given with respect to the matters set forth above.

To change the address on your account, please check the box to the right and indicate your new address in the space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

CHECK HERE ONLY IF YOU PLAN TO ATTEND THE MEETING IN PERSON. ☐

Signature of Stockholder ____________ Date: ______ Signature of Stockholder ____________ Date: ______

Note: This proxy must be signed exactly as the name appears on the records of the Company. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a company, partnership or other entity, please sign full company, partnership or other entity name by a duly authorized officer or partner, giving full title as such under signature.